EXHIBIT 99.1

PART II

ITEM 6. SELECTED FINANCIAL DATA.

     The following table sets forth selected financial data on a historical basis for Mid-America. This data should be read in conjunction with the consolidated financial statements and notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Current Report on Form 8-K.

Mid-America Apartment Communities, Inc.
Selected Financial Data
(Dollars in thousands except per share data)

	Year Ended December 31,
	2008	2007	2006	2005	2004
Operating Data:
Total operating revenues	$369,851	$347,346	$318,370	$288,536	$268,986
Expenses:
Property operating expenses	155,150	142,283	132,503	121,661	114,857
Depreciation	90,168	84,789	77,545	72,590	68,929
Property management and general and administrative expenses	28,636	28,726	23,001	20,862	18,363
Income from continuing operations before non-operating items	95,897	91,548	85,321	73,423	66,837
Interest and other non-property income	509	195	663	495	604
Interest expense	(62,010)	(63,639)	(62,308)	(57,318)	(50,954)
(Loss) gain on debt extinguishment	(116)	(123)	(578)	(419)	1,342
Amortization of deferred financing costs	(2,307)	(2,407)	(2,036)	(2,011)	(1,753)
Incentive fees from real estate joint ventures	—	1,019	—	1,723	—
Net casualty (loss) gains and other settlement proceeds	(247)	589	84	749	2,683
(Loss) gains on sale of non-depreciable assets	(3)	534	50	18	—
Income from continuing operations before
investments in real estate joint ventures	31,723	27,716	21,196	16,660	18,759
(Loss) income from real estate joint ventures	(844)	5,330	(114)	3,099	2,962
Income from continuing operations	30,879	33,046	21,082	19,759	21,721
Discontinued operations:
Income (loss) from discontinued operations before asset impairment,
settlement proceeds and gain on sale	1,312	1,246	1,453	1,824	(410)
Asset impairment of discontinued operations	—	—	—	(243)	(200)
Net (loss) gain on insurance and other settlement proceeds of
discontinued operations	—	—	—	(25)	526
(Loss) gains on sale of discontinued operations	(120)	9,164	—	—	5,825
Consolidated net income	32,071	43,456	22,535	21,315	27,462
Net income attributable to noncontrolling interests	(1,822)	(3,510)	(1,590)	(1,571)	(2,264)
Net income attributable to Mid-America Apartment Communities, Inc.	30,249	39,946	20,945	19,744	25,198
Preferred dividend distributions	12,865	13,688	13,962	14,329	14,825
Premiums and original issuance costs associated with the redemption
of preferred stock	—	589	—	—	—
Net income available for common shareholders	$17,384	$25,669	$6,983	$5,415	$10,373

Per Share Data:
Weighted average shares outstanding (in thousands):
Basic	26,943	25,296	23,474	21,405	20,317
Effect of dilutive stock options	141	207	258	181	239
Diluted	27,084	25,503	23,732	21,586	20,556

Net income available for common shareholders	$17,384	$25,669	$6,983	$5,415	$10,373
Discontinued property operations	(1,192)	(10,410)	(1,453)	(1,556)	(5,741)
Income from continuing operations available for common shareholders	$16,192	$15,259	$5,530	$3,859	$4,632

Earnings per share - basic:
Income from continuing operations available for common shareholders	$0.60	$0.60	$0.24	$0.18	$0.23
Discontinued property operations	0.04	0.41	0.06	0.07	0.28
Net income available for common shareholders	$0.64	$1.01	$0.30	$0.25	$0.51

Earnings per share - diluted:
Income from continuing operations available for common shareholders	$0.60	$0.60	$0.23	$0.18	$0.22
Discontinued property operations	0.04	0.41	0.06	0.07	0.28
Net income available for common shareholders	$0.64	$1.01	$0.29	$0.25	$0.50

Balance Sheet Data:
Real estate owned, at cost	$2,552,808	$2,343,130	$2,218,532	$1,987,853	$1,862,850
Real estate assets, net	$1,851,331	$1,720,553	$1,669,539	$1,510,289	$1,459,952
Total assets	$1,921,955	$1,783,822	$1,746,646	$1,580,125	$1,522,525
Total debt	$1,323,056	$1,264,620	$1,196,349	$1,140,046	$1,083,473
Noncontrolling interest	$25,648	$27,624	$33,647	$30,469	$31,213
Total Mid-America Apartment Communities, Inc. shareholders' equity and
redeemable stock	$418,774	$404,774	$448,019	$361,855	$347,488

Other Data (at end of period):
Market capitalization (shares and units) (1)	$1,293,145	$1,358,100	$1,745,674	$1,358,725	$1,145,183
Ratio of total debt to total capitalization (2)	50.6%	48.2%	40.7%	45.6%	48.6%
Number of properties, including joint venture ownership interest (3)	145	137	138	132	132
Number of apartment units, including joint venture ownership interest (3)	42,554	40,248	40,293	38,227	37,904
____________________

(1)	Market capitalization includes all series of preferred shares (value based on $25 per share liquidation preference) and common shares, regardless of classification on balance sheet, as well as partnership units (value based on common stock equivalency).

(2)	Total capitalization is market capitalization plus total debt.

(3)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The following discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, and the notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

     We believe that the estimates and assumptions listed below are most important to the portrayal of our financial condition and results of operations because they require the greatest subjective determinations and form the basis of accounting policies deemed to be most critical. These critical accounting policies include revenue recognition, capitalization of expenditures and depreciation of assets, impairment of long-lived assets, including goodwill, and fair value of derivative financial instruments.

     Revenue recognition

     We lease multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

     We record all gains and losses on sales of real estate in accordance with Statement No. 66, Accounting for Sales of Real Estate.

     Capitalization of expenditures and depreciation of assets

     We carry real estate assets at depreciated cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 3 to 5 years for computers and software, and 1 year for acquired leases, all of which are subjective determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by us in order to elevate the condition of the property to our standards are capitalized as incurred.

     Development costs, which in 2008 were limited to adding new units to three existing properties, are capitalized in accordance with Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects and Statement of Financial Accounting Standards No. 34, Capitalization of Interest Cost.

     Impairment of long-lived assets, including goodwill

     We account for long-lived assets in accordance with the provisions of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or Statement 144, and evaluate our goodwill for impairment under Statement No. 142, Goodwill and Other Intangible Assets, or Statement 142. We evaluate goodwill for impairment on an annual basis in our fiscal fourth quarter, or sooner if a goodwill impairment indicator is identified. We periodically evaluate long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors.

     In accordance with Statement 144, long-lived assets, such as real estate assets, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

     In accordance with Statement 142, goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare the fair value to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. We determine the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

     Fair value of derivative financial instruments

     Mid-America utilizes certain derivative financial instruments, primarily interest rate swaps and caps, during the normal course of business to manage, or hedge, the interest rate risk associated with our variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction.

     In order for a derivative contract to be designated as a hedging instrument, the relationship between the hedging instrument and the hedged item must be highly effective. While Mid-America’s calculation of hedge effectiveness contains some subjective determinations, the historical correlation of the hedging instruments and the underlying hedged item are measured by Mid-America before entering into the hedging relationship and have been found to be highly correlated.

     Mid-America measures ineffectiveness using the change in the variable cash flows method for interest rate swaps and the hypothetical derivative method for interest rate caps for each reporting period through the term of the hedging instruments. Any amounts determined to be ineffective are recorded in earnings. The change in fair value of the interest rate swaps and the intrinsic value or fair value of caps designated as cash flow hedges are recorded to accumulated other comprehensive income in the statement of shareholders’ equity.

     On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or Statement 157. Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Statement 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

     Statement 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Statement 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that Mid-America has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Mid-America’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

     The valuation of our derivative financial instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of Statement 157, Mid-America incorporates credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

     Although Mid-America has determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by ourselves and our counterparties. As of December 31, 2008, Mid-America has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and has determined that the credit valuation adjustments are significant to the overall valuation of our derivatives. As a result, Mid-America has determined that our derivative valuations in their entirety are classified in Level 3 of the fair value hierarchy. As of December 31, 2008, Mid-America had a total of $990.5 million of notional amount in derivative instruments, all of which had fair values measured using Level 3 inputs. Realized and unrealized losses did not materially affect our results of operations, liquidity or capital resources during the year. Mid-America experienced an overall decrease in fair value of our derivatives due to the fluctuations in the interest rate market throughout the year.

OVERVIEW OF THE YEAR ENDED DECEMBER 31, 2008

     Mid-America experienced an increase in income from continuing operations before non-operating items in 2008 as we continued to grow our portfolio through acquisitions and limited development and our same store portfolio maintained an average occupancy of 95.3% and raised average effective rents by 1.8% over 2007. Our same store portfolio represents those communities that have been held and have been stabilized for at least 12 months. Communities excluded from the same store portfolio would include recent acquisitions, communities being developed or in lease-up, communities undergoing extensive renovations, and communities identified as discontinued operations.

     Mid-America has grown externally during the past three years by following its acquisition strategy to invest in large and mid-sized growing markets in the Sunbelt region of the United States. Mid-America acquired six properties in 2006, four properties in 2007 and five properties in 2008. Mid-America also purchased two properties through a joint venture in 2008. Offsetting some of this increased revenue stream is five property dispositions in 2007, one of which was through a joint venture.

     Mid-America also benefited from reduced interest expense in 2008 as our twelve month average interest rate dropped from 5.4% in 2007 to 4.9% in 2008.

     The following is a discussion of the consolidated financial condition and results of operations of Mid-America for the years ended December 31, 2008, 2007, and 2006. This discussion should be read in conjunction with all of the consolidated financial statements included in this Current Report on Form 8-K.

     As of December 31, 2008, the total number of apartment units Mid-America owned or had an ownership interest in was 42,554 in 145 communities, compared to 40,248 apartment units in 137 communities at December 31, 2007, and 40,293 apartment units in 138 communities at December 31, 2006. For communities owned 100% by Mid-America, the average monthly rental per apartment unit, excluding units in lease-up, increased to $750 at December 31, 2008 from $743 at December 31, 2007, and $726 at December 31, 2006. For these same units, overall occupancy at December 31, 2008, 2007, and 2006 was 93.4%, 94.7%, and 94.2%, respectively.

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2008, TO THE YEAR ENDED DECEMBER 31, 2007

     Property revenues for the year ended December 31, 2008, increased by approximately $22.3 million from the year ended December 31, 2008, due to (i) a $7.1 million increase in property revenues from the five properties acquired in 2008, or the 2008 acquisitions, (ii) a $5.8 million increase in property revenues from the four properties acquired in 2007, or the 2007 acquisitions, (iii) a $1.7 million increase in property revenues from our development communities, and (iv) a $7.7 million increase in property revenues from the properties held throughout both periods. The increase in property revenues from properties held throughout both periods was generated primarily by Mid-America’s same store portfolio and was driven by a 1.8% increase in average effective rent per unit in 2008 over 2007.

     Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. Property operating expenses for the year ended December 31, 2008, increased by approximately $12.9 million from the year ended December 31, 2007, due primarily to increases of property operating expenses of (i) $3.5 million from the 2008 acquisitions, (ii) $2.9 million from the 2007 acquisitions, (iii) $0.8 million from our development communities, and (iv) $5.7 million from the properties held throughout both periods. The increase in property operating expenses from the properties held throughout both periods consisted primarily of Mid-America’s same store portfolio and represented an average 3.5% increase over prior year expenses and included $591,000 of expense related to Hurricane Ike.

     Depreciation expense increased by approximately $5.4 million primarily due to the increases of depreciation expense of (i) $2.3 million from the 2008 acquisitions, (ii) $1.6 million from the 2007 acquisitions, (iii) $0.3 million from our development communities, and (iv) $3.0 million from fixed asset additions at communities held throughout both periods. These increases were partially offset by a decrease in depreciation expense of $1.8 million from the expiration of the amortization of fair market value of leases of communities which we previously acquired.

     Property management expenses decreased by approximately $1.1 million from the year ended December 31, 2007, to the year ended December 31, 2008, due to decreased incentive compensation. General and administrative expenses increased by approximately $1.0 million over this same period mainly as a result of increased personnel costs.

     Interest expense decreased approximately $1.6 million in 2008 from 2007 due primarily to the decrease in our average annual borrowing cost from 5.4% in 2007 to 4.9% in 2008. This decrease was somewhat offset by an increase in our average debt outstanding by approximately $83.8 million from 2007 to 2008 to fund acquisitions and our development and redevelopment programs.

     For the year ended December 31, 2007, Mid-America recorded total gains of approximately $5.4 million from the sale of a community owned through a joint venture. The sale of this community resulted in an additional incentive fee being paid to Mid-America of approximately $1.0 million in 2007. In 2007, Mid-America also benefited from a $9.2 million gain resulting from the sale of four communities owned directly by Mid-America. Mid-America had no property dispositions in 2008.

     For the year ended December 31, 2007, Mid-America recorded net casualty gains and other settlement proceeds and gains on sale of land totaling $1.1 million. For the year ended December 31, 2008, Mid-America recorded a loss of $0.3 million for these same items.

     Primarily as a result of the foregoing, net income attributable to Mid-America Apartment Communities, Inc. decreased by approximately $9.7 million in 2008 from 2007.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2007, TO THE YEAR ENDED DECEMBER 31, 2006

     Property revenues for the year ended December 31, 2007, increased by approximately $29.2 million from the year ended December 31, 2006, due to (i) a $4.8 million increase in property revenues from the 2007 acquisitions, (ii) an $11.5 million increase in property revenues from the six properties acquired in 2006, or the 2006 acquisitions, (iii) a $0.8 million increase in property revenues from the development communities, and (iv) a $12.1 million increase in property revenues from the properties held throughout both periods. The increase in property revenues from properties held throughout both periods was generated primarily by Mid-America’s same store portfolio and was driven by an average 2.5% increase in average rent per unit in 2007 over 2006.

     Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. Property operating expenses for the year ended December 31, 2007, increased by approximately $9.8 million from the year ended December 31, 2006, due primarily to increases of property operating expenses of (i) $2.1 million from the 2007 acquisitions, (ii) $5.0 million from the 2006 acquisitions, (iii) $0.3 million form the development communities, and (iv) $2.4 million from the properties held throughout both periods. The increase in property operating expenses from the properties held throughout both periods consisted primarily of Mid-America’s same store portfolio and represented an average 2.7% increase over prior year expenses.

     Depreciation expense increased by approximately $7.2 million primarily due to the increases of depreciation expense of (i) $1.2 million from the 2007 acquisitions, (ii) $3.3 million from the 2006 acquisitions, (iii) $0.2 million from the development communities, (iv) $1.8 million from fixed asset additions at the communities held throughout both periods, and (v) $0.7 million from the amortization of fair market value of leases of acquired communities.

     Property management expenses increased by approximately $4.8 million from the year ended December 31, 2006, to the year ended December 31, 2007, partially due to increased incentive compensation as a result of improved property performance and increased franchise and excise taxes due to state tax law changes. General and administrative expenses increased by approximately $0.9 million over this same period also partially related to increased incentive compensation due to improved performance.

     Interest expense increased approximately $1.3 million in 2007 from 2006 due primarily to the approximate $42.4 million increase in the average debt outstanding from 2006 due to acquisitions and our development and redevelopment programs.

     For the year ended December 31, 2007, Mid-America recorded total gains of approximately $5.4 million from the sale of a community owned through a joint venture. The sale of this community resulted in an additional incentive fee being paid to Mid-America of approximately $1.0 million in 2007. In 2007, Mid-America also benefited from a $9.2 million gain resulting from the sale of four communities owned directly by Mid-America. Mid-America had no property dispositions in 2006.

     For the year ended December 31, 2007, Mid-America recorded net casualty gains and other settlement proceeds and gains on sale of land totaling $1.1 million. For the year ended December 31, 2006, Mid-America recorded $0.1 million for these same items.

     Primarily as a result of the foregoing, net income attributable to Mid-America Apartment Communities, Inc. increased by approximately $19.0 million in 2007 over 2006.

FUNDS FROM OPERATIONS

     Funds from operations, or FFO, represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in operating partnership income, gains on disposition of real estate assets, plus depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the NAREIT definition. Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

     In response to the Securities and Exchange Commission’s Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in our FFO calculation.

     Mid-America's policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

     FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. Mid-America believes that FFO is helpful to investors in understanding Mid-America's operating performance in that such calculation excludes depreciation expense on real estate assets. Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. Mid-America’s calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.

     The following table is a reconciliation of FFO to consolidated net income for the years ended December 31, 2008, 2007, and 2006 (dollars and shares in thousands):

	Years ended December 31,
	2008	2007	2006
Consolidated net income	$32,071	$43,456	$22,535
Net income attibutable to noncontrolling interests	(1,822)	(3,510)	(1,590)
Net income attributable to Mid-America Apartment Communities, Inc.	30,249	39,946	20,945
Depreciation of real estate assets	88,555	83,532	76,205
Net casualty (gains) loss and other settlement proceeds	247	(589)	(84)
Gains on dispositions within real estate joint ventures	(38)	(5,388)	—
Depreciation of real estate assets of discontinued operations	706	1,517	2,003
(Gains) loss on sales of discontinued operations	120	(9,164)	—
Depreciation of real estate assets of real estate joint ventures	953	15	500
Preferred dividend distribution	(12,865)	(13,688)	(13,962)
Net income attibutable to noncontrolling interests	1,822	3,510	1,590
Premiums and original issuance costs associated with
the redemption of preferred stock	—	(589)	—
Funds from operations	$109,749	$99,102	$87,197

     FFO increases for both 2008 over 2007, and 2007 over 2006 were principally the result of improved community operations from Mid-America’s same store portfolio and the addition of communities from the 2006 acquisitions, 2007 acquisitions and 2008 acquisitions as previously reviewed in the net income discussion above.

TRENDS

     During the first half of 2008, rental demand for apartments continued at robust levels in most of our markets with the notable exception of Florida, where after several years of good growth, markets weakened. Towards the end of the second quarter, we experienced a reduction in our rate of revenue growth, which we think is likely to be due to the slowdown in general economic conditions. During the third quarter and through the end of 2008, the rate of revenue growth continued to slow.

     Job formation, which is a primary driver of demand by apartment residents, weakened towards the end of the second quarter and through the end of 2008. On the supply side, new apartment construction continued to be limited, as in most markets, rents have yet to rise sufficiently to offset the rapid run-up of costs of new construction over the last five years and financing for new development has become difficult to obtain. Competition from condominiums reverting back to being rental units, or new condominiums being converted to rental, was not a major factor in most of our markets because most of our markets and submarkets have not been primary areas for condominium development. We have found the same to be true for rental competition from single family homes. We have avoided committing a significant amount of capital to markets where most of the excessive inflation in house prices has occurred. We are seeing significant rental competition from condominiums and single family houses in only a few submarkets.

     The primary reason that our residents leave us is to buy a house, but we have seen that reason as a percent of total move-outs drop over the past twelve months. Analysts point out that homeownership increased from 65% to over 69% of households over ten years ending in 2005. This increase, representing approximately five million households, was driven primarily by the availability of new mortgage products, many requiring no down-payment and minimal credit ratings. With a reversion of mortgage underwriting back to more traditional standards, it is possible that a long-term correction will occur, and that home ownership may return to more sustainable levels. This could be quite significant for the apartment business, and we believe, if this occurs, it could benefit us for several years.

     We believe that the signs of slower revenue growth will be temporary, and that revenue growth should resume in 2010. We also believe reduced availability of financing for new apartment construction will likely limit new apartment supply, and more sustainable credit terms for residential mortgages should work to favor rental demand at existing multi-family properties. At the same time, we expect long term demographic trends, including the growth of prime age groups for rentals, immigration, and population movement to the southeast and southwest will continue to build apartment rental demand for our markets.

     While it seems possible that in 2009 we will face declining economic growth as a result of reduced liquidity in the economy, we think that the supply of new apartments is not excessive, and that positive absorption of apartments will return for most of our markets in 2010. Should the economy fall into a deeper recession, the limited new supply of apartments and the more disciplined mortgage financing for single family home buying should lessen the impact.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash flow provided by operating activities increased by approximately $19.4 million to $137.9 million for 2008, compared to $118.6 million for 2007, mainly related to the growth of Mid-America through acquisitions and improved operating results in 2008. Net cash flow provided by operating activities increased by approximately $16.1 million to $118.6 million for 2007 compared to $102.5 million for 2006 mainly related to the growth of Mid-America through acquisitions and improved operating results in 2007.

     Net cash used in investing activities was approximately $243.0 million, $108.8 million and $241.1 million for 2008, 2007 and 2006, respectively. The change in net cash used in investing activities resulted mainly from the varying levels of acquisition activity. A total of approximately $156.3 million was invested in 2008 to acquire properties, this compares to approximately $88.6 million in 2007, and $195.0 million in 2006. Mid-America began limited development activities in 2006, which used net cash of approximately $10.9 million in 2006, $14.6 million in 2007 and $22.7 million in 2008. Mid-America also expanded our renovation activities using net cash of approximately $6.1 million in 2006, $11.3 million in 2007 and $18.2 million in 2008. In 2007, Mid-America received a total of $39.2 million from the disposition of real estate assets, mainly related to property sales. No communities were sold in 2006 or 2008.

     Net cash provided by financing activities was $97.3 million, $1.9 million and $130.1 million for 2008, 2007 and 2006, respectively. The fluctuation in net cash provided by financing activities was mainly impacted by proceeds from issuances of common shares and units. Proceeds from issuances of common shares and units increased in 2006 to approximately $152.0 million primarily due to Mid-America’s raising of funds through stock issuances from our direct stock purchase plan, a controlled equity plan and an overnight offering. During 2007, Mid-America was not as active in raising funds through these equity plans; however, in 2008 Mid-America raised a total of $126.0 million of proceeds from issuances of common shares and units, primarily through a controlled equity plan. Net cash provided by financing activities in 2007 was also impacted by the redemption of our 9¼% Series F Cumulative Redeemable Preferred Stock, or Series F, for $11.9 million.

     The weighted average interest rate at December 31, 2008 for the $1.3 billion of debt outstanding was 4.8%, compared to the weighted average interest rate of 5.4% on $1.3 billion of debt outstanding at December 31, 2007. We utilize both conventional and tax exempt debt to help finance our activities. Borrowings are made through individual property mortgages as well as company-wide secured credit facilities. We utilize fixed rate borrowings, interest rate swaps and interest rate caps to manage our current and future interest rate risk. More details on our borrowings can be found in the schedules presented later in this section.

     At December 31, 2008, we had secured credit facility relationships with Prudential Mortgage Capital which are credit enhanced by the Federal National Mortgage Association, or FNMA, Financial Federal which are credit enhanced by Federal Home Loan Mortgage Corporation, or Freddie Mac, and a $50 million bank facility. Together, these credit facilities provided a total line capacity of $1.39 billion and collateralized availability to borrow of $1.36 billion at December 31, 2008. We had total borrowings outstanding under these credit facilities of $1.18 billion at December 31, 2008.

     Approximately 68% of our outstanding obligations at December 31, 2008 were borrowed through facilities with/or credit enhanced by FNMA, also referred to as the FNMA Facilities. The FNMA Facilities have a combined line limit of $1.04 billion, all of which was collateralized and available to borrow at December 31, 2008. We had total borrowings outstanding under the FNMA Facilities of approximately $905 million at December 31, 2008. Various traunches of the FNMA Facilities mature from 2011 through 2018. The FNMA Facilities provide for both fixed and variable rate borrowings. The interest rate on the majority of the variable portion is based on the FNMA Discount Mortgage Backed Security, or DMBS, which are credit-enhanced by FNMA and are typically sold every 90 days by Prudential Mortgage Capital at interest rates approximating three-month LIBOR less an average spread of 0.05% - 0.13% over the life of the FNMA Facilities, plus a credit enhancement fee of 0.49% to 0.795%. While, generally, the DMBS continued to trade below three-month LIBOR, the spread between them increased during the fourth quarter of 2007 and during 2008, ranging from 0.05% above three-month LIBOR to 1.23% below three-month LIBOR. While we feel this recent volatility is an anomaly and believe that this spread will return to more historic levels, we cannot forecast when or if the uncertainty and volatility in the market may change.

     Approximately 21% of our outstanding obligations at December 31, 2008 were borrowed through facilities with/or credit enhanced by Freddie Mac, also referred to as the Freddie Mac Facilities. The Freddie Mac Facilities have a combined line limit of $300 million, of which $276 million was collateralized and available to borrow at December 31, 2008. We had total borrowings outstanding under the Freddie Mac Facilities of approximately $276 million at December 31, 2008. The Freddie Mac facilities mature in 2011 and 2014. The interest rate on the Freddie Mac Facilities renews every 30 or 90 days and is based on the Freddie Mac Reference Bill Rate on the date of renewal, which has historically approximated LIBOR, plus a credit enhancement fee of 65 basis points to 69 basis points. The Freddie Mac Reference Bill rate has traded consistently below LIBOR, and the historical average spread has risen recently from the more normal 15 basis points to 17 basis points below LIBOR to 41 basis points below LIBOR with a high of 200 basis points below LIBOR on November 1, 2008.

     Each of our secured credit facilities is subject to various covenants and conditions on usage, and is subject to periodic re-evaluation of collateral. If we were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect our liquidity. In the event of a reduction in real estate values the amount of available credit could be reduced. Moreover, if we were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods, one or more of our lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Any such event could have a material adverse effect.

     The following schedule details the line limits, collateralized availability and the outstanding balances of our various borrowings as of December 31, 2008 (in thousands):

	Line	Amount	Amount
	Limit	Collateralized	Borrowed
FNMA Credit Facilities	$1,044,429	$1,044,429	$904,833
Freddie Mac Credit Facilities	300,000	275,929	275,929
Regions Credit Facility	50,000	43,863	661
Regions Term Loan	38,625	38,625	38,625
Other Borrowings	103,008	103,008	103,008
Total Debt	$1,536,062	$1,505,854	$1,323,056

     As of December 31, 2008, we had entered into interest rate swaps totaling a notional amount of $908 million. To date, these swaps have proven to be highly effective hedges. We had also entered into interest rate cap agreements totaling a notional amount of approximately $82 million as of December 31, 2008.

     The following schedule outlines our variable versus fixed rate debt, including the impact of interest rate swaps and caps, outstanding as of December 31, 2008 (in thousands):

		Average
		Years to
	Principal	Contract	Effective
	Balance	Maturity	Rate
Conventional - Fixed Rate or Swapped (1)	$1,018,484	4.1	5.5%
Tax-free - Fixed Rate or Swapped (1)	37,730	8.3	4.7%
Conventional - Variable Rate	179,796	5.2	2.5%
Tax-free - Variable Rate	4,760	19.4	3.9%
Conventional - Variable Rate - Capped (2)	17,936	0.9	2.8%
Tax-free - Variable Rate - Capped (2)	64,350	3.2	1.8%
Total Debt Outstanding	$1,323,056	4.5	4.8%
____________________

(1)	Maturities on existing swapped balances are calculated using the life of the underlying variable debt.

(2)	When the capped rates of 6.0% and 6.5% are not reached, the average rate represents the rate on the underlying variable debt.

     We only have two scheduled refinancings prior to 2011. One is a $39 million mortgage with Regions Bank that matures April 1, 2009. We plan to replace the Regions debt with mortgages from Freddie Mac which were put in place in the fourth quarter of 2008. The other is the $50 million credit facility with a group of banks led by Regions Bank that matures May 24, 2010.

     The following schedule outlines the contractual maturity dates of our outstanding debt as of December 31, 2008 (in thousands):

	Line Limit
	Credit Facilities			Regions
	Fannie Mae	Freddie Mac	Regions	Term Loan	Other	Total
2009	$—	$—	$—	$38,625	$—	$38,625
2010	—	—	50,000	—	—	50,000
2011	80,000	100,000	—	—	—	180,000
2012	80,000	—	—	—	—	80,000
2013	203,193	—	—	—	—	203,193
2014	321,236	200,000	—	—	18,984	540,220
2015	120,000	—	—	—	53,520	173,520
Thereafter	240,000	—	—	—	30,504	270,504
Total	$1,044,429	$300,000	$50,000	$38,625	$103,008	$1,536,062

     The following schedule outlines the interest rate maturities of our outstanding interest rate swap agreements and fixed rate debt as of December 31, 2008 (in thousands):

	Swap Balances			Temporary	Total
		SIFMA	Fixed Rate	Fixed Rate		Contract
	LIBOR	(formerly BMA)	Balances	Balances (1)	Balance	Rate
2009	$25,000	$—	$—	$65,000	$90,000	6.9%
2010	140,000	8,365	—	—	148,365	5.7%
2011	158,000	—	—	—	158,000	5.2%
2012	150,000	17,800	—	—	167,800	5.1%
2013	190,000	—	—	—	190,000	5.2%
2014	144,000	—	18,984	—	162,984	5.7%
2015	75,000	—	38,321	—	113,321	5.6%
Thereafter	—	—	25,744	—	25,744	5.6%
Total	$882,000	$26,165	$83,049	$65,000	$1,056,214	5.5%
____________________

(1)	Represents a $65 million fixed rate FNMA borrowing that converts to a variable rate on December 1, 2009.

     During 2008, Mid-America sold 1,955,300 shares of common stock through our continuous equity offering program generating net proceeds of approximately $103.6 million. In 2007 and 2006, Mid-America sold 323,700 shares and 194,000 shares generating net proceeds of approximately $18.8 million and $11.5 million, respectively.

     During 2008, Mid-America offered an average 1.5% discount through our DRSPP and issued approximately 403,000 shares of common stock through the direct stock purchase feature of this plan, generating approximately $20 million in proceeds. During 2007 and 2006, Mid-America also offered an average 1.5% discount through our DRSPP and issued approximately 120,000 and 1,340,000 shares of common stock through the direct stock purchase feature of this plan, generating approximately $6 million and $77 million in proceeds, respectively.

     On October 16, 2007, Mid-America redeemed all of the issued and outstanding shares of Series F for the total redemption price of $11.9 million.

     In May 2006, Mid-America sold 1,150,000 shares of common stock through a public offering generating net proceeds of approximately $59.5 million.

     We believe that we have adequate resources to fund our current operations, annual refurbishment of our properties, and incremental investment in new apartment properties. We rely on the efficient operation of the financial markets to finance debt maturities, and on FNMA and Freddie Mac, or the Agencies, who have now been placed into conservatorship by the U.S. Government, and whose securities are now implicitly Government-guaranteed. The Agencies provide credit enhancement for approximately $1.2 billion of our debt as of December 31, 2008. The Federal Housing Finance Agency, or FHFA, is the appointed conservator of the Agencies, and in a press release dated September 12, 2008, stated that “business will continue as usual at the Enterprises during the conservatorship – this applies to both their single family and multifamily businesses. FHFA recognizes the importance of all aspects of the Enterprises’ multifamily businesses … for a healthy secondary market and housing affordability. In particular, support for multifamily housing finance is central to the Enterprises’ public purpose… As conservator, FHFA expects each Enterprise to continue underwriting and financing sound multifamily business.”

     The interest rate markets for FNMA DMBS and Freddie Mac Reference Bills, which in our experience are highly liquid and highly correlated with three-month LIBOR interest rates, are also an important component of our liquidity and interest rate swap effectiveness. Prudential Mortgage Capital, a DUS lender for Fannie Mae, markets 90-day Fannie Mae Discount Mortgage Backed Securities monthly, and is obligated to advance funds to us at DMBS rates plus a credit spread under the terms of the credit agreements between Prudential and us. Financial Federal, a Freddie Mac Program Plus Lender and Servicer, is obligated to advance funds under the terms of credit agreements between Financial Federal and us.

     For the year ended December 31, 2008, our net cash provided by operating activities was in excess of covering funding improvements to existing real estate assets, distributions to unitholders, and dividends paid on common and preferred shares by approximately $12.7 million, as compared to $4.1 million for the same period in 2007. This compares to a shortfall for the twelve months of 2005 of approximately $4.5 million. While we had sufficient liquidity to permit distributions at current rates through additional borrowings, if necessary, any significant deterioration in operations could result in our financial resources being insufficient to pay distributions to shareholders at the current rate, in which event we would be required to reduce the distribution rate.

     The following table reflects our total contractual cash obligations which consist of our long-term debt and operating leases as of December 31, 2008, (dollars in thousands):

Contractual
Obligations (1)	2009	2010	2011	2012	2013	Thereafter	Total
Long-Term Debt (2)	$40,357	$2,488	$178,333	$82,036	$161,039	$858,803	$1,323,056
Fixed Rate or
Swapped Interest (3)	51,186	43,123	35,404	26,403	18,911	29,076	204,103
Operating Lease	16	16	16	8	—	—	56
Total	$91,559	$45,627	$213,753	$108,447	$179,950	$887,879	$1,527,215
____________________

(1)	Fixed rate and swapped interest are shown in this table. The average interest rates of variable rate debt are shown in preceeding and following tables.

(2)	Represents principal payments.

(3)	Swapped interest is subject to the ineffective portion of cash flow hedges as described in Note 7 to the financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

     At December 31, 2008, and 2007, we did not have any relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Our two joint ventures with Crow Holdings (one terminated in 2005 and one terminated in 2007) were established to acquire approximately $200 million of multifamily properties and to enhance our return on investment through the generation of fee income. Mid-America Multifamily Fund I, LLC, was established to acquire $500 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of December 31, 2008, Mid-America Multifamily Fund I, LLC owned two properties but did not expect to acquire any additional communities. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships. We do not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with us or our related parties other than those disclosed in Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements, Note 14.

     Our investments in our real estate joint ventures are unconsolidated and are recorded using the equity method as we do not have a controlling interest.

INSURANCE

     Mid-America renegotiated our insurance programs effective July 1, 2008. We believe that the property and casualty insurance program in place provides appropriate insurance coverage for financial protection against insurable risks such that any insurable loss experienced would not have a significant impact on our liquidity, financial position or results of operation. We expect the renegotiated programs to result in a reduction in annual policy premiums of approximately $1.3 million when compared to the higher rates experienced with the prior policy.

INFLATION

     Substantially all of the resident leases at the apartment communities allow, at the time of renewal, for adjustments in the rent payable there under, and thus may enable Mid-America to seek rent increases. Almost all leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to Mid-America of the adverse effects of inflation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 Fair Value Measurements, or Statement 157. Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Statement 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. FASB Staff Position No. FAS 157-2 Effective Date of FASB Statement 157, or FSP 157-2, delays the effective date of Statement 157 for nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For these items, the effective date will be for fiscal years beginning after November 15, 2008. We adopted Statement 157 effective January 1, 2008. We do not believe the adoption has had or will have a material impact on our consolidated financial condition or results of operations taken as a whole.

     On December 4, 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, or Statement 141R. Statement 141R will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R will change the accounting treatment for certain specific items, including acquisition costs which will generally be expensed as incurred. This will have a material impact on the way we account for property acquisitions and therefore will have a material impact on our financial statements. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

     On December 4, 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, or Statement 160. Statement 160 requires a noncontrolling interest of a subsidiary be separately presented as a component of equity and the amount of net income specifically attributable to the noncontrolling interest be included in consolidated net income. When adopting Statement 160, we also considered the application of the guidance set forth in EITF Topic D-98, Classification and Measurement of Redeemable Securities (Topic D-98), which requires that redeemable securities held by third parties be classified outside of permanent equity if redemption of these securities for shares of our common stock is outside of our control. We adopted Statement 160 effective January 1, 2009, and have applied the financial statement presentation and disclosure requirements retrospectively to the accompanying financial statements. After concluding that redemption of the noncontrolling interest for shares is not outside of our control, we have separately reported this interest in equity in the Consolidated Balance Sheets. Additionally, the income attributable to the noncontrolling interest is presented as a component of consolidated net income in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows. Reconciliations of the balances and activity in equity, income and other comprehensive income are presented in the Consolidated Statements of Equity.

     On March 19, 2008, the FASB issued FASB Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133, or Statement 161. Statement 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments and how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008.

     In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities to clarify that unvested share-based awards containing nonforfeitable rights to dividends are participating securities and, therefore, need to be included in the earnings allocation in computing earnings per share, or EPS, under the two-class method described in SFAS No. 128, Earnings Per Share. We adopted this FSP effective January 1, 2009 and have applied it retrospectively to all EPS data presented in the consolidated financial statements. The impact of this retrospective application did not change diluted EPS for any of the periods presented in the consolidated financial statements. As noted in the table below, the only period in which basic EPS was changed was the twelve months ended December 31, 2008.

	Year ended
	December 31, 2008
	As originally filed	Reported
	in Form 10-K	in Form 8-K
Earnings per share - basic:
Income from continuing operations
available for common shareholders	$0.60	$0.60
Discontinued property operations	$0.05	$0.04
Net income available for common shareholders	$0.65	$0.64

     In September 2008, the FASB ratified EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement, or EITF 08-5. EITF 08-5 requires that the measurement of liabilities with inseparable, third-party credit enhancements carried at or disclosed at fair value on a recurring basis exclude the effect of the credit enhancement. EITF 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008, and the effect of initially applying EITF 08-5 shall be included in the fair value in the period of adoption. Management is evaluating the impact that EITF 08-5 will have on our financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Management’s Report on Internal Control Over Financial Reporting

     Management of Mid-America is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended.

     Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Mid-America’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

     Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Mid-America; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Mid-America are being made only in accordance with appropriate authorizations of management and directors of Mid-America; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Mid-America’s assets that could have a material effect on the consolidated financial statements.

     Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management conducted an assessment of Mid-America’s internal control over financial reporting as of December 31, 2008 using the framework specified in Internal Control - Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such assessment, management has concluded that Mid-America’s internal control over financial reporting was effective as of December 31, 2008.

     The effectiveness of Mid-America’s internal control over financial reporting as of December 31, 2008, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is presented herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Mid-America Apartment Communities, Inc.

We have audited the accompanying consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-America Apartment Communities, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, Mid-America Apartment Communities, Inc. has retrospectively adopted the provisions of new accounting pronouncements for noncontrolling interests and the calculation of earnings per share.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Memphis, Tennessee
February 24, 2009
except for the retrospective adjustments
described in Note 1, as to which the date is
May 28, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Mid-America Apartment Communities, Inc.

We have audited Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Mid-America Apartment Communities, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mid-America Apartment Communities, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, of Mid-America Apartment Communities, Inc. and our report dated February 24, 2009, except for the retrospective adjustments described in Note 1, as to which the date is May 28, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Memphis, Tennessee
February 24, 2009

MID-AMERICA APARTMENT COMMUNITIES, INC.
Consolidated Balance Sheets
December 31, 2008, and 2007
(Dollars in thousands, except per share data)

	December 31, 2008	December 31, 2007
Assets:
Real estate assets:
Land	$240,426	$214,743
Buildings and improvements	2,198,063	2,044,380
Furniture, fixtures and equipment	65,540	55,602
Capital improvements in progress	25,268	12,886
	2,529,297	2,327,611
Less accumulated depreciation	(694,054)	(616,364)
	1,835,243	1,711,247
Land held for future development	1,306	2,360
Commercial properties, net	7,958	6,778
Investments in real estate joint ventures	6,824	168
Real estate assets, net	1,851,331	1,720,553
Cash and cash equivalents	9,426	17,192
Restricted cash	414	3,724
Deferred financing costs, net	15,681	15,219
Other assets	16,840	23,028
Goodwill	4,106	4,106
Assets held for sale	24,157	—
Total assets	$1,921,955	$1,783,822
Liabilities and Shareholders' Equity:
Liabilities:
Notes payable	$1,323,056	$1,264,620
Accounts payable	1,234	1,099
Fair market value of interest rate swaps	76,961	16,039
Accrued expenses and other liabilities	66,982	61,213
Security deposits	8,705	8,453
Liabilities associated with assets held for sale	595	—
Total liabilities	1,477,533	1,351,424
Redeemable stock	1,805	2,574
Shareholders' equity:
Preferred stock, $0.01 par value per share, 20,000,000 shares authorized,
$155,000 or $25 per share liquidation preference;
8.30% Series H Cumulative Redeemable Preferred Stock, 6,200,000
shares authorized, 6,200,000 shares issued and outstanding	62	62
Common stock, $0.01 par value per share, 50,000,000 shares authorized;
28,224,708 and 25,718,880 shares issued and outstanding at
December 31, 2008, and December 31, 2007, respectively (1)	282	257
Additional paid-in capital	954,127	832,511
Accumulated distributions in excess of net income	(464,617)	(414,966)
Accumulated other comprehensive income	(72,885)	(15,664)
Total Mid-America Apartment Communities, Inc. shareholders' equity	416,969	402,200
Noncontrolling interest	25,648	27,624
Total equity	442,617	429,824
Total liabilities and shareholders' equity	$1,921,955	$1,783,822
____________________

(1)	Number of shares issued and outstanding represent total shares of common stock regardless of classification on the consolidated balance sheet. The number of shares classified as redeemable stock on the consolidated balance sheet for December 31, 2008 and December 31, 2007, are 48,579 and 60,212, respectively.

See accompanying notes to consolidated financial statements.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Statements of Operations
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands, except per share data)

	2008	2007	2006
Operating revenues:
Rental revenues	$352,607	$331,788	$304,237
Other property revenues	17,038	15,524	13,923
Total property revenues	369,645	347,312	318,160
Management fee income	206	34	210
Total operating revenues	369,851	347,346	318,370
Property operating expenses:
Personnel	46,139	42,102	39,137
Building repairs and maintenance	13,688	12,900	11,603
Real estate taxes and insurance	45,652	42,639	39,929
Utilities	21,908	20,009	19,123
Landscaping	9,146	8,594	8,119
Other operating	18,617	16,039	14,592
Depreciation	90,168	84,789	77,545
Total property operating expenses	245,318	227,072	210,048
Property management expenses	16,799	17,918	13,124
General and administrative expenses	11,837	10,808	9,877
Income from continuing operations before non-operating items	95,897	91,548	85,321
Interest and other non-property income	509	195	663
Interest expense	(62,010)	(63,639)	(62,308)
Loss on debt extinguishment	(116)	(123)	(578)
Amortization of deferred financing costs	(2,307)	(2,407)	(2,036)
Incentive fees from real estate joint ventures	—	1,019	—
Net casualty (loss) gains and other settlement proceeds	(247)	589	84
(Loss) gains on sale of non-depreciable assets	(3)	534	50
Income from continuing operations before
investments in real estate joint ventures	31,723	27,716	21,196
(Loss) income from real estate joint ventures	(844)	5,330	(114)
Income from continuing operations	30,879	33,046	21,082
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	1,312	1,246	1,453
(Loss) gain on sale of discontinued operations	(120)	9,164	—
Consolidated net income	32,071	43,456	22,535
Net income attributable to noncontrolling interests	(1,822)	(3,510)	(1,590)
Net income attributable to Mid-America Apartment Communities, Inc.	30,249	39,946	20,945
Preferred dividend distributions	12,865	13,688	13,962
Premiums and original issuance costs associated with the
redemption of preferred stock	—	589	—
Net income available for common shareholder	$17,384	$25,669	$6,983

Weighted average shares outstanding (in thousands):
Basic	26,943	25,296	23,474
Effect of dilutive stock options	141	207	258
Diluted	27,084	25,503	23,732

Net income available for common shareholders	$17,384	$25,669	$6,983
Discontinued property operations	(1,192)	(10,410)	(1,453)
Income from continuing operations available for common shareholders	$16,192	$15,259	$5,530

Earnings per share - basic:
Income from continuing operations
available for common shareholders	$0.60	$0.60	$0.24
Discontinued property operations	0.04	0.41	0.06
Net income available for common shareholders	$0.64	$1.01	$0.30

Earnings per share - diluted:
Income from continuing operations
available for common shareholders	$0.60	$0.60	$0.23
Discontinued property operations	0.04	0.41	0.06
Net income available for common shareholders	$0.64	$1.01	$0.29

Dividends declared per common share(1)	$2.460	$2.430	$2.985
____________________

(1)	Beginning in 2006, at their regularly scheduled meetings, the Board of Directors began routinely declaring dividends for payment in the following quarter. This resulted in dividends declared during 2006 being different from dividends paid in 2006. Mid-America paid dividends of $2.46, $2.42 and $2.38 in 2008, 2007 and 2006, respectively.

See accompanying notes to consolidated financial statements.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Consolidated Statements of Equity
Years Ended December 31, 2008, 2007, and 2006
(Dollars and Shares in Thousands)

	Mid-America Apartment Communities, Inc. Shareholders
							Accumulated	Accumulated
					Additional		Distributions	Other
	Preferred Stock		Common Stock		Paid-In		in Excess of	Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Other	Net Income	Income (Loss)	Interest	Total
BALANCE DECEMBER 31, 2005	6,675	$67	21,995	$220	$670,319	$(2,422)	$(315,366)	$6,457	$30,469	$389,744
Comprehensive income:
Net income	—	—	—	—	—	—	20,945	—	1,590	22,535
Other comprehensive income -
derivative instruments (cash flow hedges)	—	—	—	—	—	—	—	3,393	376	3,769
Comprehensive income										26,304
Issuance and registration of common shares	—	—	2,731	29	147,770	—	—	—	—	147,799
Shares repurchased and retired	—	—	(1)	—	(39)	—	—	—	—	(39)
Exercise of stock options	—	—	183	2	4,631	—	—	—	—	4,633
Stock issued to employee stock ownership plan	—	—	14	—	774	—	—	—	—	774
Restricted shares issued to officers and directors (Note 2, Note 12)	—	—	80	—	—	—	—	—	—	—
Adjustment of unearned compensation	—	—	—	—	(2,213)	2,422	—	—	—	209
Amortization of LESOP provision employee advances (Note 12)	—	—	—	—	341	—	—	—	—	341
Shares issued in exchange for units	—	—	31	—	384	—	—	—	(384)	—
Adjust redeemable stock to fair market value	—	—	—	—	—	—	(469)	—	—	(469)
Adjustment for noncontrolling interest ownership in
operating partnership	—	—	—	—	(9,006)	—	—	—	9,006	—
Amortization of unearned compensation	—	—	—	—	1,045	—	—	—	—	1,045
Dividends on common stock ($2.99 per share) (1)	—	—	—	—	—	—	(70,721)	—	—	(70,721)
Dividends on noncontrolling interest units ($2.99 per unit) (1)	—	—	—	—	—	—	—	—	(7,410)	(7,410)
Dividends on preferred stock	—	—	—	—	—	—	(13,962)	—	—	(13,962)
BALANCE DECEMBER 31, 2006	6,675	$67	25,033	$251	$814,006	$—	$(379,573)	$9,850	$33,647	$478,248
Comprehensive income:
Net income	—	—	—	—	—	—	39,946	—	3,510	43,456
Other comprehensive income -
derivative instruments (cash flow hedges)	—	—	—	—	—	—	—	(25,514)	(2,291)	(27,805)
Comprehensive income										15,651
Issuance and registration of common shares	—	—	461	5	25,381	—	—	—	—	25,386
Shares repurchased and retired	—	—	(2)	—	(123)	—	—	—	—	(123)
Exercise of stock options	—	—	81	—	2,040	—	—	—	—	2,040
Stock issued to employee stock ownership plan	—	—	17	—	876	—	—	—	—	876
Shares issued in exchange for units	—	—	65	1	762	—	—	—	(763)	—
Adjust redeemable stock to fair market value	—	—	—	—	—	—	830	—	—	830
Adjustment for noncontrolling interest ownership in
operating partnership	—	—	—	—	274	—	—	—	(274)	—
Amortization of unearned compensation	—	—	—	—	571	—	—	—	—	571
Dividends on common stock ($2.43 per share)	—	—	—	—	—	—	(61,892)	—	—	(61,892)
Dividends on noncontrolling interest units ($2.43 per unit)	—	—	—	—	—	—	—	—	(6,205)	(6,205)
Redemption of preferred stock	(475)	(5)	—	—	(11,276)	—	(589)	—	—	(11,870)
Dividends on preferred stock	—	—	—	—	—	—	(13,688)	—	—	(13,688)
BALANCE DECEMBER 31, 2007	6,200	$62	25,655	$257	$832,511	$—	$(414,966)	$(15,664)	$27,624	$429,824
Comprehensive income:
Net income	—	—	—	—	—	—	30,249	—	1,822	32,071
Other comprehensive income -
derivative instruments (cash flow hedges)	—	—	—	—	—	—	—	(57,221)	(3,579)	(60,800)
Comprehensive income										(28,729)
Issuance and registration of common shares	—	—	2,402	24	124,111	—	—	—	—	124,135
Shares repurchased and retired	—	—	(14)	—	(679)	—	—	—	—	(679)
Exercise of stock options	—	—	81	1	1,862	—	—	—	—	1,863
Stock issued to employee stock ownership plan	—	—	22	—	991	—	—	—	—	991
Shares issued in exchange for units	—	—	20	—	236	—	—	—	(236)	—
Shares issued in exchange for redeemable stock	—	—	10	—	413	—	—	—	—	413
Redeemable stock fair market value and Issuances	—	—	—	—	—	—	312	—	—	312
Adjustment for noncontrolling interest ownership in
operating partnership	—	—	—	—	(6,317)	—	—	—	6,317	—
Amortization of unearned compensation	—	—	—	—	999	—	—	—	—	999
Dividends on common stock ($2.43 per share)	—	—	—	—	—	—	(67,347)	—	—	(67,347)
Dividends on noncontrolling interest units ($2.43 per unit)	—	—	—	—	—	—	—	—	(6,300)	(6,300)
Dividends on preferred stock	—	—	—	—	—	—	(12,865)	—	—	(12,865)
BALANCE DECEMBER 31, 2008	6,200	$62	28,176	$282	$954,127	$—	$(464,617)	$(72,885)	$25,648	$442,617
____________________

(1)	In the first quarter of 2006, the Board of Directors began declaring the quarterly common dividend at their regularly scheduled meeting rather than in the month the dividend is paid. This resulted in two dividend payments being declared in the first quarter of 2006, even though only one dividend payment was paid.

See accompanying notes to consolidated financial statement.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006
Cash flows from operating activities:
Consolidated net income	$32,071	$43,456	$22,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of deferred financing costs	93,181	88,713	81,584
Stock compensation expense	1,027	764	1,386
Stock issued to employee stock ownership plan	991	876	774
Redeemable stock issued	422	434	369
Amortization of debt premium	(1,410)	(2,037)	(1,916)
Loss from investments in real estate joint ventures	882	58	114
Loss on debt extinguishment	116	123	551
Derivative interest expense (income)	39	(397)	(113)
Loss (gain) on sale of non-depreciable assets	3	(534)	(50)
Loss (gain) on sale of discontinued operations	120	(9,164)	—
Gains on disposition within real estate joint ventures	(38)	(5,388)	—
Incentive fees from real estate joint ventures	—	(1,019)	—
Net casualty loss (gains) and other settlement proceeds	247	(589)	(84)
Changes in assets and liabilities:
Restricted cash	3,249	421	1,389
Other assets	5,649	2,559	(6,331)
Accounts payable	145	(1,674)	(505)
Accrued expenses and other	787	1,279	1,433
Security deposits	448	696	1,328
Net cash provided by operating activities	137,929	118,577	102,464
Cash flows from investing activities:
Purchases of real estate and other assets	(156,305)	(88,601)	(194,970)
Improvements to existing real estate assets	(40,248)	(33,261)	(31,565)
Renovations to existing real estate assets	(18,192)	(11,323)	(6,077)
Development	(22,699)	(14,555)	(10,919)
Distributions from real estate joint ventures	1	9,855	350
Contributions to real estate joint ventures	(7,567)	(243)	—
Proceeds from disposition of real estate assets	1,967	29,336	2,064
Net cash used in investing activities	(243,043)	(108,792)	(241,117)
Cash flows from financing activities:
Net change in credit lines	106,058	83,199	58,686
Proceeds from notes payable	38,700	—	27,842
Principal payments on notes payable	(84,912)	(12,891)	(29,862)
Payment of deferred financing costs	(2,835)	(1,650)	(3,050)
Repurchase of common stock	(679)	(123)	(39)
Proceeds from issuances of common shares and units	126,003	26,454	151,956
Distributions to noncontrolling interest	(6,313)	(6,221)	(5,897)
Dividends paid on common shares	(65,809)	(61,257)	(55,540)
Dividends paid on preferred shares	(12,865)	(13,779)	(13,962)
Redemption of preferred stock	—	(11,870)	—
Net cash provided by financing activities	97,348	1,862	130,134
Net increase (decrease) in cash and cash equivalents	(7,766)	11,647	(8,519)
Cash and cash equivalents, beginning of year	17,192	5,545	14,064
Cash and cash equivalents, end of year	$9,426	$17,192	$5,545

Supplemental disclosure of cash flow information:
Interest paid	$63,722	$67,345	$66,228
Supplemental disclosure of noncash investing and financing activities:
Conversion of units to common shares	$236	$763	$384
Interest capitalized	$826	$795	$297
Marked-to-market adjustment on derivative instruments	$(60,707)	$(27,805)	$3,769
Fair value adjustment on debt assumed	$—	$—	$1,553
Reclass of redeemable stock from equity to liabilities	$482	$448	$—

See accompanying notes to consolidated financial statements.

Mid-America Apartment Communities, Inc.
Notes to Consolidated Financial Statements
Years ended December 31, 2008, 2007, and 2006

1. Organization and Summary of Significant Accounting Policies

Organization and Formation of Mid-America Apartment Communities, Inc.

Mid-America Apartment Communities, Inc. (“Mid-America”) is a self-administrated and self-managed real estate investment trust which owns, acquires and operates multifamily apartment communities mainly in the Sunbelt region of the United States. Mid-America owned and operated 143 apartment communities principally through its majority owned subsidiary, Mid-America Apartments, L.P. (the “Operating Partnership”), as of December 31, 2008. Mid-America also owned a 33.33% interest in a real estate joint venture, Mid-America Multifamily Fund I, LLC, which owned two apartment communities at December 31, 2008.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements presented herein include the accounts of Mid-America, the Operating Partnership, and all other subsidiaries. Mid-America owns 51% to 100% of all consolidated subsidiaries.

Mid-America uses the equity method of accounting for its investments in entities for which Mid-America exercises significant influence, but does not have the ability to exercise control. Entities not consolidated are not variable interest entities. The factors considered in determining that Mid-America does not have the ability to exercise control included ownership of voting interests, protective rights of investors and participatory rights of investors.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Adoption of New Accounting Standards

The accompanying financial statements reflect the retrospective application of the two accounting standards listed below which both took affect on January 1, 2009.

On December 4, 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, or Statement 160. Statement 160 requires a noncontrolling interest of a subsidiary be separately presented as a component of equity and the amount of net income specifically attributable to the noncontrolling interest be included in consolidated net income. When adopting Statement 160, we also considered the application of the guidance set forth in EITF Topic D-98, Classification and Measurement of Redeemable Securities (Topic D-98), which requires that redeemable securities held by third parties be classified outside of permanent equity if redemption of these securities for shares of our common stock is outside of our control. We adopted Statement 160 effective January 1, 2009, and have applied the financial statement presentation and disclosure requirements retrospectively to the accompanying financial statements. After concluding that redemption of the noncontrolling interest for shares is not outside of our control, we have separately reported this interest in equity in the Consolidated Balance Sheets. Additionally, the income attributable to the noncontrolling interest is presented as a component of consolidated net income in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows. Reconciliations of the balances and activity in equity, income and other comprehensive income are presented in the Consolidated Statements of Equity.

In June 2008, the FASB issue FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities to clarify that unvested share-based awards containing nonforfeitable rights to dividends are participating securities and, therefore, need to be included in the earnings allocation in computing earnings per share, or EPS, under the two-class method described in SFAS No. 128, Earnings Per Share. We adopted this FSP effective January 1, 2009 and have applied it retrospectively to all EPS data presented in the consolidated financial statements. The impact of this retrospective application did not change diluted EPS for any annual or quarterly period presented. As noted in the table below, the only annual or quarterly period in which basic EPS was changed was for the year ended December 31, 2008.

	Year ended
	December 31, 2008
	As originally filed	Reported
	in Form 10-K	in Form 8-K
Earnings per share - basic:
Income from continuing operations
available for common shareholders	$0.60	$0.60
Discontinued property operations	$0.05	$0.04
Net income available for common shareholders	$0.65	$0.64

Use of Estimates

Management of Mid-America has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses to prepare these financial statements and notes in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Revenue Recognition

Mid-America leases multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

Mid-America records all gains and losses on real estate in accordance with Statement No. 66 Accounting for Sales of Real Estate.

Rental Costs

Costs associated with rental activities are expensed as incurred. Certain costs associated with the lease-up of development projects, including cost of model units, their furnishings, signs, and “grand openings” are capitalized and amortized over their respective estimated useful lives. All other costs relating to renting development projects are expensed as incurred.

Earnings Per Share

In accordance with the provisions of SFAS No. 128, Earnings per Share, basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of shares outstanding during the period. All outstanding unvested restricted share awards, which contain rights to non-forfeitable dividends, participate in undistributed earnings with common shareholders and, accordingly, are considered participating securities that are included in the two-class method of computing basic earnings per share, or EPS, under the provisions of FASB Staff Position, or FSP, EITF 03-6-1. Both the unvested restricted shares and other potentially dilutive common shares, and the related impact to earnings, are considered when calculating earnings per share on a diluted basis. For periods where Mid-America reports a net loss available for common shareholders, the effect of dilutive shares is excluded from earnings per share calculations because including such shares would be anti-dilutive.

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2008, 2007, and 2006 is presented on the Consolidated Statement of Operations.

Cash and Cash Equivalents

Mid-America considers cash, investments in money market accounts and certificates of deposit with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves.

Real Estate Assets and Depreciation

Real estate assets are carried at depreciated cost. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and recurring capital replacements are capitalized. Recurring capital replacements typically include scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. These expenditures extend the useful life of the property and increase the property’s fair market value. The cost of interior painting, vinyl flooring and blinds are expensed as incurred.

In conjunction with acquisitions of properties, Mid-America’s policy is to provide in its acquisition budgets adequate funds to complete any deferred capital improvement items to bring the properties to the required standard, including the cost of replacement appliances, carpet, interior painting, vinyl flooring and blinds. These costs are capitalized.

Development projects and the related carrying costs, including interest, property taxes, insurance and allocated development overhead during the construction period, are capitalized and reported in the accompanying balance sheets as “construction in progress” during the construction period in accordance with Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects. Upon completion and certification for occupancy of individual units within a development, amounts representing the completed unit's portion of total estimated development costs for the project are transferred to land, buildings, and furniture, fixtures and equipment as real estate held for investment. Capitalization of interest, property taxes, insurance and allocated development overhead costs cease upon the transfer, and the assets are depreciated over their estimated useful lives in accordance with Statement No. 34, Capitalization of Interest Costs. Total interest capitalized during 2008, 2007 and 2006 was approximately $826,000, $795,000, and $297,000, respectively.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 8 to 40 years for land improvements and buildings and 5 years for furniture, fixtures and equipment and 3 to 5 years for computers and software.

In accordance with Statement No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building, furniture, fixtures and equipment, and identified intangible assets and liabilities, consisting of above and below market leases, resident relationship values and the value of in-place leases.

The fair value of the tangible assets of an acquired property (land, building, furniture, fixtures and equipment) is determined by valuing the property as if it were vacant. The “as-if-vacant” value is then allocated to land, building, furniture, fixtures and equipment based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the period of time that would be required in the current market conditions to lease-up the property to determine the fair value of the in-place leases and resident relationships. Management includes real estate taxes, insurance, operating expenses and lost rentals as well as the costs required to execute similar leases in the estimated carrying costs.

In allocating the fair value of identified intangible assets and liabilities of an acquired property, the in-place leases are compared to current market conditions. Based on these evaluations, management believes that the leases acquired on each of its property acquisitions were at market rates since the lease terms generally do not extend beyond one year.

The fair value of the in-place leases and resident relationships is then amortized over the remaining term of the resident leases. The amount of these resident lease intangibles included in gross real estate assets totaled $23.3 million, $20.7 million, and $18.6 million as of December 31, 2008, 2007, and 2006, respectively, and the amortization recorded as depreciation expense was $2.8 million, $4.6 million, and $3.9 million for the years ending December 31, 2008, 2007, and 2006, respectively.

Goodwill and Intangible Assets

Mid-America accounts for long-lived assets in accordance with the provisions of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”) and evaluates its goodwill for impairment under Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Mid-America evaluates its goodwill for impairment on an annual basis in Mid-America’s fiscal fourth quarter, or sooner if a goodwill impairment indicator is identified. Mid-America periodically evaluates its long-lived assets, including its investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors.

In accordance with Statement 144, long-lived assets, such as real estate assets, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, Mid-America determines the fair value of a reporting unit and compares it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. Mid-America determines the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Land Held for Future Development

Real estate held for future development are sites intended for future multifamily developments and are carried at the lower of cost or fair value in accordance with Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Investment In and Advances to Real Estate Joint Ventures

Mid-America’s investments in its unconsolidated real estate joint ventures are recorded on the equity method as Mid-America is able to exert significant influence, but does not have a controlling interest in the joint venture.

Deferred Financing Costs

Deferred financing costs are amortized over the terms of the related debt using a method which approximates the interest method.

Other Assets

Other assets consist of deferred rental concessions which are recognized on a straight line basis over the life of the leases, receivables and deposits from residents, and other prepaid expenses including prepaid insurance and prepaid interest.

Accrued Expenses and Other Liabilities

Accrued expenses consist of accrued real estate taxes, accrued interest payable, other accrued expenses payable, unearned income and the adjustment for the fair market value of Mid-America’s derivative financial instruments.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement 157. Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Statement 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. FASB Staff Position No. FAS 157-2 Effective Date of FASB Statement 157, or FSP 157-2, delays the effective date of Statement 157 for nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. For these items, the effective date will be for fiscal years beginning after November 15, 2008. We adopted Statement 157 effective January 1, 2008. Management does not believe the adoption has had or will have a material impact on our consolidated financial condition or results of operations taken as a whole.

On December 4, 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, or Statement 141R. Statement 141R will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R will change the accounting treatment for certain specific items, including acquisition costs which will generally be expensed as incurred. This will have a material impact on the way we account for property acquisitions and therefore will have a material impact on our financial statements. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

On March 19, 2008, the FASB issued FASB Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133, or Statement 161. Statement 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how an entity uses derivative instruments and how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008.

In September 2008, the FASB ratified EITF Issue No. 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement, or EITF 08-5. EITF 08-5 requires that the measurement of liabilities with inseparable, third-party credit enhancements carried at or disclosed at fair value on a recurring basis exclude the effect of the credit enhancement. EITF 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008, and the effect of initially applying EITF 08-5 shall be included in the fair value in the period of adoption. Management is evaluating the impact that EITF 08-5 will have on our financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the 2008 presentation; specifically, certain contract labor expenses related to landscaping activities which were previously classified within the landscape line of property operating expenses have been reclassified to the personnel line of property operating expenses and certain communities have been reclassified as held for sale. The reclassifications had no effect on net income available for common shareholders.

2. Stock Based Compensation

In December 2004, FASB issued Statement No. 123 (revised December 2004), Share-Based Payment (“Statement 123R”). Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123R requires compensation costs related to share-based payment transactions be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity or the liability instruments issued. In addition, liability awards are remeasured each reporting period. Compensation cost is recognized over the period that an employee provides service in exchange for the award.

Mid-America adopted Statement 123R effective January 1, 2006 using the “modified prospective” method permitted by Statement 123R in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123R for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123R that remain unvested on the effective date. The effect of adopting Statement 123R for the year ended December 31, 2006 was an increase of approximately $669,000 in net income from continuing operations and in consolidated net income, resulting in an increase of approximately $0.03 in basic earnings per share and $0.02 in diluted earnings per share. These increases occurred primarily because the fair market values assigned to certain plans at grant date were not impacted by the increase in share price that Mid-America had experienced over the prior two years, resulting in plans generating higher payouts for participants than their fair market value models would have predicted based on then stock price volatility. This series of events resulted in the amount recorded to compensation expense in accordance with Statement 123R being smaller than the actual number of shares issued times their issue price. The adoption of Statement 123R had no impact on cash flow from operations or cash flow from financing activities.

Incentive Plans Overview and Summary

Mid-America’s stock compensation plans consist of the ESPP and a number of incentives provided to attract and retain independent directors, executive officers and key employees. Incentives are currently granted under the 2004 Stock Plan which was approved at the May 24, 2004 Annual Meeting of Shareholders. This plan replaced the 1994 Restricted Stock and Stock Option Plan (collectively, the “Plans”) under which no further awards may be granted as of January 31, 2004. The 1994 Restricted Stock and Stock Option Plan allowed for the grant of restricted stock and stock options up to a total of 2.4 million shares. The 2004 Stock Plan allows for the grant of restricted stock and stock options up to a total of 500,000 shares. Mid-America believes that such awards better align the interests of its employees with those of its shareholders. Total compensation costs under the Plans were approximately $1,022,000, $697,000, and $858,000 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, the total unrecognized compensation cost related to the Plans was approximately $3,841,000. This cost is expected to be recognized over the weighted average period of 2.1 years. Information concerning specific grants under the Plans is listed below.

Employee Stock Purchase Plan

The Mid-America Apartment Communities, Inc. Employee Stock Purchase Plan (the “ESPP”) provides a means for employees to purchase common stock of Mid-America. The Board of Directors has authorized the issuance of 150,000 shares for the plan. The ESPP is administered by the Compensation Committee of the Board of Directors who may annually grant options to employees to purchase annually up to an aggregate of 15,000 shares of common stock at a price equal to 85% of the market price of the common stock. Shares are purchased semi-annually on June 30 and December 31. During the years ended December 31, 2008, 2007 and 2006, 5,581, 4,894, and 4,462 shares, respectively, were purchased through the ESPP. Because it is not possible to reasonably estimate fair value at the grant date, Mid-America estimates the compensation costs based on intrinsic values updated until the date of the settlement. Compensation cost recognized for the years ended December 31, 2008, 2007 and 2006, was approximately $35,000, $35,000 and $44,000, respectively.

Options

All option awards made under the Plans have been granted with the exercise price equal to the market price on the day of grant. The options vest over five years of continuous service at a rate of 10%, 10%, 20%, 30% and 30%, and expire 10 years from grant date. Mid-America issues new shares when options are exercised. Dividends are not paid on unexercised options.

The fair value of each option award is estimated on the grant date using the Black-Scholes method, which utilizes the assumptions noted in the following table. Volatility is based on the historical volatility of Mid-America’s common stock. Expected life of the option is estimated using historical data to estimate option exercise and employee termination. Mid-America uses a U.S. constant-maturity Treasury close to the same expected life of the option to represent the risk-free rate. Turnover is based on the historical rate at which options are exercised. Mid-America uses its current dividend yield at the time of grant to estimate the dividend yield over the life of the option. No options were granted during 2008, 2007 or 2006; therefore, no fair value was calculated.

A summary of option activity under the Plans as of December 31, 2008, and the changes during the year then ended follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Life	Value
Outstanding at December 31, 2007	110,526	$23.52
Granted	—	—
Exercised	81,344	22.90
Forfeited	3,400	24.13
Expired	—	—
Outstanding at December 31, 2008	25,782	$25.38	3.1	$303,637
Exercisable at December 31, 2008	25,782	$25.38	3.1	$303,637

The total intrinsic value of options exercised during the year ended December 31, 2008, was approximately $2,249,000. Cash received from the exercise of options for the year ended December 31, 2008, was approximately $1,863,000.

Executive 2000 Restricted Stock

In 2000, Mid-America issued 10,750 restricted shares of common stock to executive officers with a grant date fair value of $22.1875 per share. The grant date fair value was determined by the closing trading price of Mid-America’s shares on the day prior to the date of the grant. These shares vest 10% each over ten years through 2010. The executive officers have the option to accelerate the vesting in lieu of bonuses. As of December 31, 2008, no shares have been vested early. Recipients receive dividend payments on the shares of restricted stock prior to vesting.

A summary of the status of the Executive 2000 Restricted Stock nonvested shares as of December 31, 2008, and the changes for the year ended December 31, 2008, is presented below:

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	3,225	$22.19
Granted	—
Vested	(1,075)	$22.19
Forfeited	—
Nonvested at December 31, 2008	2,150	$22.19

As of December 31, 2008, there was approximately $28,000 of total unrecognized compensation cost related to nonvested shares granted. This cost is expected to be recognized over the weighted average period of 0.5 years. The total fair value of shares vesting during the years ended December 31, 2008, 2007, and 2006, was approximately $24,000, $24,000 and $24,000, respectively.

Key Managers 2002 Restricted Stock

In 2002, Mid-America issued 97,881 restricted shares of common stock to key managers with a grant date fair value of $25.65 per share. The grant date fair value was determined by the closing trading price of Mid-America’s shares on the day prior to the date of the grant. As a result of three managers leaving the employment of Mid-America, as of December 31, 2008, only 81,916 shares remain issued. These shares will vest 20% on March 31 of each year for five consecutive years beginning in 2008. Recipients receive dividend payments on the shares of restricted stock prior to vesting.

A summary of the status of the Key Management 2002 Restricted Stock nonvested shares as of December 31, 2008, and the changes for the year ended December 31, 2008, is presented below:

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	81,916	$25.65
Granted	—
Vested	(16,387)	$25.65
Forfeited	—
Nonvested at December 31, 2008	65,529	$25.65

As of December 31, 2008, there was approximately $660,000 of total unrecognized compensation cost related to nonvested shares granted. This cost is expected to be recognized over the weighted average period of 2.0 years. The total fair value of shares vesting during the year ended December 31, 2008 was approximately $420,000. No shares vested during the years ended December 31, 2007 or 2006.

Director Restricted Stock Plan

Starting with the 2005 Annual Meeting of Shareholders, non-employee directors elected to the Board of Directors received a grant of $75,000 worth of restricted shares of common stock. The shares vest in three equal installments over the director’s three-year term. To begin the program, non-employee directors not sitting for re-election at the 2005 Annual Meeting of Shareholders received a pro-rata grant representing the number of years left in their term. Non-employee directors appointed to the Board outside of the Annual Meeting of Shareholders may be issued partial or initial grants. No shares of restricted stock were granted to non-employee directors during 2007. At our 2008 Annual Meeting of Shareholders, a proposal was approved to move to annual elections of directors and director grants were increased from what was effectively an annual grant of $25,000 under the previous program to annual grants of $30,000. Directors have the right to receive their grants either in shares of restricted stock that will vest after one year of service on the Board of Directors or have them issued into a deferred compensation plan.

A summary of the status of the Director Restricted Stock nonvested shares as of December 31, 2008, and the changes for the year ended December 31, 2008, is presented below:

		Weighted
		Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2008	5,819	$51.53
Granted	1,260	$55.47
Vested	(3,077)	$48.74
Forfeited	—
Nonvested at December 31, 2008	4,002	$54.92

As of December 31, 2008, there was approximately $118,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This cost is expected to be recognized over the weighted average period of 0.5 years. The total fair value of shares vesting during the years ended December 31, 2008, 2007, and 2006, was approximately $150,000, $187,000 and $154,000, respectively.

Key Managers 2005 Restricted Stock

In 2005, the Board of Directors adopted the 2005 Key Management Restricted Stock Plan (the “2005 Plan”), a long-term incentive program for key managers and executive officers. The 2005 Plan grants shares of restricted stock based on a sliding scale of total shareholder return over three 12-month periods ending in 2006, 2007 and 2008. Any restricted stock earned will vest 100% three years after the date of the restricted stock issuance. Recipients will receive dividend payments on the shares of restricted stock during the restriction periods. There is no automatic vesting of the shares. Based on Mid-America’s performance from July 1, 2005, through June 30, 2006, 25,034 restricted shares of common stock were issued to key managers and executive officers on June 30, 2006. No shares of restricted stock were issued in 2007 or 2008. As a result of three managers leaving the employment of Mid-America, as of December 31, 2008, only 22,532 shares remain issued under this plan.

The fair value of the stock award was estimated on the grant date using a Monte Carlo simulation with the assumptions noted in the following table. Volatility is based on the historical volatility of Mid-America’s common stock. The expected term of the 2005 Plan is based on the criteria for the plan and the expected life of the awards. Mid-America uses a U.S. constant-maturity Treasury with the same term as the expected term of the 2005 Plan to represent the risk-free rate. Turnover is based on the historical experience for the key managers and executive officers. Mid-America uses its current dividend yield at the time of grant to estimate the dividend yield over the life of the plan.

Volatility	17.10%
Expected life in years	3
Risk-free rate	3.77%
Dividend yield	5.20%

As of December 31, 2008, there was approximately $537,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. Mid-America’s policy is to recognize compensation cost on a straight-line basis over the requisite service period for an entire award (rather than each portion of an award). Accordingly, the $537,000 unrecognized cost will be recognized over the weighted average period of 1.7 years. No shares vested during the years ended December 31, 2008, 2007 or 2006.

Long-Term Performance Based Incentive Plan for Executive Officers

The Compensation Committee, by authorization of the Board of Directors of Mid-America, submitted the Long-Term Performance Based Incentive Plan for Executive Officers (the “Long-Term Plan”), which was approved by shareholders on June 2, 2003. The Long-Term Plan allowed executive management to earn performance units that converted into shares of restricted stock based on achieving defined total shareholder investment performance levels. Based on Mid-America’s performance from January 1, 2003, through December 31, 2005, 74,895 restricted shares of common stock were issued to executive management on March 14, 2006. While these shares of restricted stock will be entitled to dividend payments, they will not be transferable or have voting privileges until they vest. Dependent upon the executive officer’s continued employment with Mid-America, these shares of restricted stock vest 20% annually from 2006 through 2010.

The fair value of the stock award was estimated on the grant date using a Monte Carlo simulation with the assumptions noted in the following table. Volatility is based on the historical volatility of Mid-America’s common stock. The expected term of the Long-Term Plan is based on the criteria for the plan and the expected life of the awards. Mid-America uses a U.S. constant-maturity Treasury for the same term as the expected term of the Long-Term Plan to represent the risk-free rate. Turnover is based on the historical experience for the key managers and executive officers. Mid-America uses its current dividend yield at the time of grant to estimate the dividend yield over the life of the plan.

Volatility	6.38%
Expected life in years	3
Risk-free rate	1.99%
Dividend yield	9.60%

For the year ended December 31, 2008, compensation costs related to the Long-Term Plan were approximately $41,000. As of December 31, 2008, there was approximately $83,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This unrecognized cost will be recognized over the weighted average period of 1.5 years. The total fair value of shares vesting during the years ended December 31, 2008, 2007, and 2006, was approximately $66,200, $66,200, and $66,200, respectively.

Key Managers 2008 Restricted Stock

In 2008, the Board of Directors adopted the 2008 Key Management Restricted Stock Plan (the “2008 Plan”), a long-term incentive program for key managers and executive officers. The 2008 Plan consists of both an annual and three year program. Under the annual program participants can earn both service and performance based shares of restricted stock. The service based shares are awarded at the beginning of the 2008 Plan with the timing of vesting dependent on employment and total shareholder return performance. The earning of restricted shares under the performance program is based on employment and total shareholder return performance. Any shares earned through the annual performance program will be issued on January 1, 2010 and will vest 50% annually beginning on January 1, 2010. Participation in the three year program is limited to the executive officers and awards shares of restricted stock based upon both Mid-America’s total shareholder return performance over a three year period and that performance in relation to that of our peers. Any shares earned through the three year program will be issued on January 1, 2012 and will vest 25% annually beginning on January 1, 2013. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. On July 1, 2008, Mid-America issued 15,920 shares of restricted stock under the annual service based program of the 2008 Plan. As a result of two managers leaving the employment of Mid-America, as of December 31, 2008, 149 shares have been forfeited and 473 shares have early vested.

The fair value of the stock award was estimated on the grant date using a multifactor Monte Carlo simulation. The valuation used an interest rate term structure as of July 1, 2008 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 1.95% for 0.25 years to 3.24% for 4.00 years. The dividend yield assumption was 4.669% and was based on the closing stock price of $52.69 on July 1, 2008. Volatility for Mid-America and our peers was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for Mid-America was 34.87% for year 1, 30.92% for year 2, 29.63% for year 3, and 28.61% for year 4. Volatilities for our peers ranged from 25.05% to 49.94%. The requisite service period of the 2008 Plan is based on the criteria for the separate programs and is 5.5 years for the annual service based program, 2.5 years for the annual performance based program and 7.5 years for the three-year program. Turnover is based on the historical experience for the key managers and executive officers.

As of December 31, 2008, there was approximately $2,416,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. Mid-America’s policy is to recognize compensation cost on a straight-line basis over the requisite service period for an entire award (rather than each portion of an award). Accordingly, the $2,416,000 unrecognized cost will be recognized over the weighted average period of 2.3 years. No shares vested during the year ended December 31, 2008.

3. Comprehensive Income

Total comprehensive income and its components for the years ended December 31, 2008, 2007, and 2006 were as follows (dollars in thousands):

	Twelve months
	ended December 31,
	2008	2007	2006
Consolidated net income	$32,071	$43,456	$22,535
Marked-to-market adjustment
on derivative instruments	(60,800)	(27,805)	3,769
Total comprehensive (loss) income	(28,729)	15,651	26,304
Comprehensive (loss) income attributable
to noncontrolling interests	(1,757)	1,219	1,966
Comprehensive (loss) income attributable
to Mid-America Apartment Communities, Inc.	$(26,972)	$14,432	$24,338

4. Real Estate Joint Ventures

In 2004, Mid-America entered into a joint venture (“CH/Realty II”) with Crow Holdings with the purchase of the Verandas at Timberglen apartments. Mid-America owned a 33.33% interest in CH/Realty II, and contributed 33.33% of the capital necessary to establish the joint venture. On January 12, 2007, CH/Realty II sold the Verandas at Timberglen apartments and Mid-America sold its ownership interest in CH/Realty II to Crow Holdings. As a result, Mid-America booked a gain on sale of $5.4 million and an incentive fee of $1 million, both of which are recorded in Mid-America’s 2007 consolidated financial statements. Following the sale of the property from the joint venture, Mid-America’s relationship with Crow Holdings in CH/Realty II ceased to exist.

In 2007, Mid-America entered into a joint venture, Mid-America Multifamily Fund I, LLC (“Fund I”), with institutional capital in which we also own a 33.33% interest. In 2008, Fund I acquired two properties with a combined total of 626 units. As of December 31, 2008, Mid-America does not expect to make further investments through Fund I.

The income, contributions, distributions and ending investment balances related to Mid-America’s joint ventures consisted of the following for the years ended December 31, 2008, 2007, and 2006 (dollars in thousands):

	2008
	CH/Realty	CH/Realty II	Fund I	Total
Joint venture income (loss)	$—	$8	$(890)	$(882)
Gain on joint venture asset dispositions	—	38	—	38
Management fee income	—	—	206	206
Asset and acquisition fees	—	—	257	257
Incentive fee income	—	—	—	—

Contributions to joint venture	—	(5)	(7,562)	(7,567)
Distributions from joint venture	—	—	1	1

Investment in at December 31	—	—	6,824	6,824
Advances to at December 31	—	—	—	—

	2007
	CH/Realty	CH/Realty II	Fund I	Total
Joint venture loss	$—	$(11)	$(47)	$(58)
Gain on joint venture asset dispositions	—	5,388	—	5,388
Management fee income	—	34	—	34
Incentive fee income	—	1,019	—	1,019

Contributions to joint venture	—	(28)	(215)	(243)
Distributions from joint venture	—	9,855	—	9,855

Investment in at December 31	—	—	168	168
Advances to at December 31	—	—	—	—

	2006
	CH/Realty	CH/Realty II	Fund I	Total
Joint venture income (loss)	$(11)	$(103)	$—	$(114)
Gain on joint venture asset dispositions	—	—	—	—
Management fee income	—	210	—	210
Incentive fee income	—	—	—	—

Contributions to joint venture	—	—	—	—
Distributions from joint venture	44	306	—	350

Investment in at December 31	—	3,718	—	3,718
Advances to at December 31	—	—	—	—

5. Borrowings

Mid-America maintains a total of $1,044 million of secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA (the “FNMA Facilities”). The FNMA Facilities provide for both fixed and variable rate borrowings and have traunches with maturities from 2011 through 2018. The interest rate on the majority of the variable portion renews every 90 days and is based on the FNMA discount mortgage backed security rate on the date of renewal, which, for Mid-America, has historically approximated three-month LIBOR less an average spread of 0.05% - 0.13% over the life of the FNMA Facilities, plus a fee of 0.49% to 0.795%. Borrowings under the FNMA Facilities totaled $905 million at December 31, 2008, consisting of $65 million under a fixed portion at a rate of 7.7%, and the remaining $840 million under the variable rate portion of the facility at an average rate of 2.9%. The available borrowing base capacity at December 31, 2008, was $1,044 million. Commitment fees related to our unused FNMA Facilities totaled approximately $183 thousand for the year ended December 31, 2008. Mid-America has 21 interest rate swap agreements, totaling a notional amount of $666 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the FNMA Facilities at approximately 5.3%. The interest rate swaps have maturities between 2010 and 2015. The swaps are highly effective and are designed as cash flow hedges. Mid-America has also entered into thirteen interest rate caps totaling a notional amount of $82 million which are designated against the FNMA Facilities. These interest rate caps have maturities between 2009 and 2013 and twelve are set at 6.0% and one is set at 6.5%. The FNMA Facilities are subject to certain borrowing base calculations that can effectively reduce the amount that may be borrowed.

Mid-America has a $300 million credit facility with Freddie MAC (the “Freddie Mac Facility”). At December 31, 2008, Mid-America had $276 million borrowed against the Freddie Mac Facility at an interest rate of 1.1%. Commitment fees related to our Freddie Mac Facility totaled approximately $137 thousand for the year ended December 31, 2008. Mid-America has thirteen interest rate swap agreements, totaling a notional amount of $217 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the Freddie Mac Facility at approximately 5.3%. The interest rate swaps expire in 2011 and 2014.

Mid-America also maintains a $50 million secured credit facility with two banks led by Regions Bank (the “Regions Credit Line”; formerly with AmSouth Bank before their merger in 2006). The Regions Credit Line bears an interest rate of LIBOR plus a spread of 1.25%. This credit line expires in May 2010 and is subject to certain borrowing base calculations that effectively reduce the amount that may be borrowed. At December 31, 2008, Mid-America had $44 million available to be borrowed under the Regions Credit Line agreement with $1 million borrowed under this facility at an interest rate of 2.0%. Approximately $6 million of the facility is used for letters of credit.

Each of Mid-America’s credit facilities is subject to various covenants and conditions on usage. If Mid-America were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect Mid-America’s liquidity. Moreover, if Mid-America were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods one or more of its lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Any such event could have a material adverse effect on Mid-America. Mid-America believes it was in compliance with these covenants and conditions on usage at December 31, 2008.

Mid-America had outstanding at December 31, 2008, a $39 million promissory note with Regions Bank, (formerly with Union Planters Bank before their merger in July 2004) at a variable interest rate based on three month LIBOR of 3.2% which matures in April 2009. Mid-America has entered into an interest rate swap agreement with a notional amount of $25 million and an interest rate of 5.0% which expires in 2009 and is designated against the Regions Bank promissory note.

At December 31, 2008, Mid-America had $71 million of fixed rate conventional individual property mortgages with an average interest rate of 5.9% and an average maturity of 2020, a $15 million variable rate mortgage with an embedded cap rate of 7% at an interest rate of 3.8% with a maturity in 2015, a $12 million fixed rate tax exempt individual property mortgage with an interest rate of 5.3% and a maturity in 2028, and a $5 million variable rate tax exempt individual property mortgage at an interest rate of 3.9% with a maturity in 2028.

At December 31, 2008, Mid-America had $180 million (after considering the impact of interest rate swap agreements in effect) conventional variable rate debt outstanding at an average interest rate of 2.5%, $5 million (after considering the impact of interest rate swap agreements) of tax-free variable rate debt outstanding at an average rate of 3.9%, $18 million of capped conventional variable rate debt at an average interest rate of 2.8%, and an additional $64 million of capped tax-free variable rate debt at an average rate of 1.8%. The interest rate on all other debt, totaling $1,056 million, was hedged or fixed at an average interest rate of 5.5%.

As of December 31, 2008, Mid-America estimated that the weighted average interest rate on Mid-America’s debt was 4.8%.

The following table summarizes Mid-America’s indebtedness at December 31, 2008, and 2007, (dollars in millions):

	At December 31, 2008
	Actual	Average			Balance at
	Interest	Interest			December 31,
	Rates	Rate	Maturity	Balance	2007
Fixed Rate:
Taxable	5.30-7.71%	6.74%	2009-2044	$136.4	$223.0
Tax-exempt	5.25%	5.25%	2028	11.6	11.9
Interest rate swaps	4.38-6.42%	5.31%	2009-2015	908.2	756.3
				$1,056.2	$991.2
Variable Rate:(1)
Taxable	0.66-4.62%	2.47%	2009-2018	179.8	221.5
Tax-exempt	3.86%	3.86%	2028	4.8	4.8
Interest rate caps	1.66-2.83%	1.99%	2009-2013	82.3	47.1
				266.9	273.4
				$1,323.1	$1,264.6
____________________

(1)	Amounts are adjusted to reflect interest rate swap and cap agreements in effect at December 31, 2008, and 2007, respectively which results in Mid-America paying fixed interest payments over the terms of the interest rate swaps and on changes in interest rates above the strike rate of the cap.

The following table includes scheduled principal repayments on the borrowings at December 31, 2008, as well as the amortization of the fair market value of debt assumed (dollars in thousands):

Year	Amortization	Maturities	Total
2009	$1,732	$38,625	$40,357
2010	1,827	661	2,488
2011	1,929	176,404	178,333
2012	2,036	80,000	82,036
2013	2,410	158,629	161,039
Thereafter	64,724	794,079	858,803
	$74,658	$1,248,398	$1,323,056

6. Derivative Financial Instruments

Following are the details of the interest rate swaps that were entered into as of December 31, 2008 (dollars in thousands):

		Interest Rate
	Notional		Fixed
	Balance	Variable Leg Base	Leg	Expiration
Interest rate swaps designated against the FNMA Facilities
	$50,000	3-month LIBOR	5.48%	2010
	40,000	3-month LIBOR	5.54%	2010
	50,000	3-month LIBOR	5.36%	2011
	25,000	3-month LIBOR	5.15%	2012
	50,000	3-month LIBOR	5.29%	2012
	50,000	3-month LIBOR	5.00%	2012
	50,000	3-month LIBOR	5.06%	2013
	25,000	3-month LIBOR	5.34%	2013
	25,000	3-month LIBOR	5.34%	2013
	25,000	3-month LIBOR	5.89%	2013
	25,000	3-month LIBOR	6.10%	2014
	50,000	3-month LIBOR	6.22%	2010
	25,000	3-month LIBOR	6.09%	2014
	25,000	3-month LIBOR	5.02%	2012
	25,000	3-month LIBOR	5.12%	2013
	50,000	3-month LIBOR	4.94%	2015
	25,000	3-month LIBOR	4.58%	2011
	25,000	3-month LIBOR	5.21%	2015
	640,000		5.37%

Interest rate swaps designated against the FNMA Tax-Free Bond Facility
	8,365	BMA Municipal Swap Index	4.73%	2010
	10,800	BMA Municipal Swap Index	4.42%	2012
	7,000	BMA Municipal Swap Index	4.42%	2012
	26,165		4.51%

Interest rate swaps designated against the Freddie Mac Facility
	26,000	3-month LIBOR	5.40%	2011
	10,000	3-month LIBOR	5.11%	2011
	15,000	3-month LIBOR	5.19%	2011
	15,000	3-month LIBOR	5.72%	2011
	17,000	3-month LIBOR	5.53%	2011
	10,000	1-month LIBOR	6.25%	2014
	10,000	1-month LIBOR	6.42%	2014
	10,000	1-month LIBOR	5.87%	2014
	10,000	3-month LIBOR	5.72%	2014
	7,000	3-month LIBOR	5.72%	2014
	22,000	3-month LIBOR	4.38%	2014
	40,000	3-month LIBOR	4.82%	2013
	25,000	3-month LIBOR	4.87%	2014
	217,000		5.27%

Interest rate swaps designated against Union Planters Bank borrowings
	25,000		4.98%	2009

Total interest rate swaps entered into
as of December 31, 2008	$908,165		5.31%

At December 31, 2008, all of Mid-America’s interest rate swaps and interest rate caps were designated as cash flow hedges in accordance with Statement No. 133 as amended. As of December 31, 2008 and 2007, Mid-America recorded approximately $77.0 million and $16.0 million, respectively, to accrued expenses and other liabilities in the consolidated balance sheets. Mid-America also recorded approximately $0.1 million and $0.0 million as of December 31, 2008 and 2007, respectively, to other assets in the consolidated balance sheets. These accrued expenses and other liabilities, and other assets represented the fair values of the interest rate swaps and interest rate caps.

7. Fair Value Disclosure of Financial Instruments

Cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities and security deposits are carried at amounts which reasonably approximate their fair value due to their short term nature.

Fixed rate notes payable at December 31, 2008, and 2007, total $148 million and $235 million, respectively, and have estimated fair values of $142 million and $221 million (excluding prepayment penalties), respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2008, and 2007. The carrying value of variable rate notes payable (excluding the effect of interest rate swap and cap agreements) at December 31, 2008, and 2007, total $1,078 million and $1,030 million, respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2008, and 2007.

In the normal course of business, Mid-America uses certain derivative financial instruments to manage, or hedge, the interest rate risk associated with our variable rate debt or to hedge anticipated future debt transactions to manage well-defined interest rate risk associated with the transaction.

We do not use derivative financial instruments for speculative or trading purposes. Further, Mid-America has a policy of entering into contracts with major financial institutions based upon their credit rating and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designated to hedge, Mid-America has not sustained any material loss from those instruments nor do we anticipate any material adverse effect on our consolidated net income or financial position in the future from the use of derivatives.

Mid-America requires that derivative financial instruments designated as cash flow hedges be effective in reducing the interest rate risk exposure that we are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet the hedging criteria are formally designated as hedging instruments at the inception of the derivative contract. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking the hedge transaction. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also formally assess, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative has ceased to be a highly effective hedge, Mid-America discontinues hedge accounting prospectively.

All of our derivative financial instruments are reported at fair value, are represented on the balance sheet, and are characterized as cash flow hedges. These transactions hedge the future cash flows of debt transactions through interest rate swaps that convert variable payments to fixed payments and interest rate caps that limit the exposure to rising interest rates. The unrealized gains/losses in the fair value of these hedging instruments are reported on the balance sheet with a corresponding adjustment to accumulated other comprehensive income, with any ineffective portion of the hedging transactions reclassified to earnings. As of December 31, 2008, 2007, and 2006 the year-to-date ineffective portion of the hedging transactions reclassified to earnings was a $93,000 decrease, a $470,000 decrease, and a $144,000 decrease, respectively, to interest expense.

On January 1, 2008, Mid-America adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Statement 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. Statement 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, Statement 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that Mid-America has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Mid-America’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Currently, Mid-America uses certain derivative financial instruments to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of Statement 157, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements of all of our derivative financial instruments. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, Mid-America has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although Mid-America has determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by our self and our counterparties. As of December 31, 2008, Mid-America has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and has determined that the credit valuation adjustments are significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 3 of the fair value hierarchy.

The table below presents the Mid-America’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008
(dollars in thousands)

	Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant	Balance at
	Assets and	Observable	Unobservable	December 31,
	Liabilities (Level 1)	Inputs (Level 2)	Inputs (Level 3)	2008
Assets
Derivative financial
instruments	$—	$—	$51	$51
Liabilities
Derivative financial
instruments	$—	$—	$76,961	$76,961

The table below presents a reconciliation of the beginning and ending balances of assets and liabilities having fair value measurements based on significant unobservable inputs (Level 3).

Changes in Level 3 Assets/(Liabilities) Measured at Fair Value on a Recurring Basis for the
year ended December 31, 2008
(dollars in thousands)

Total Realized and
Unrealized Gains
		Total Gains	Included in Other	Purchases,	Net Transfers
	Balance at	Included in	Comprehensive	Issuances and	In and/or Out	Balance at
	12/31/2007	Income	Income	Settlements	of Level 3	12/31/2008
Derivative
financial
instruments	$(15,976)	$(74)	$(60,969)	$109	$—	$(76,910)

Changes in Level 3 Assets/(Liabilities) Measured at Fair Value on a Recurring Basis for the
period October 1, 2008 to December 31, 2008
(dollars in thousands)

Total Realized and
Unrealized Gains
		Total Gains	Included in Other	Purchases,	Net Transfers
	Balance at	Included in	Comprehensive	Issuances and	In and/or Out	Balance at
	9/30/2008	Income	Income	Settlements	of Level 3	12/31/2008
Derivative
financial
instruments	$(18,980)	$149	$(58,153)	$74	$—	$(76,910)

Of the instruments for which Mid-America utilized significant Level 3 inputs to determine fair value and that were still held by Mid-America at December 31, 2008, the unrealized loss for the year ended December 31, 2008 was $61.2 million. The fair value of these instruments are reported on the balance sheet in Other Assets and Fair Market Value of Interest Rate Swaps with a corresponding adjustment for the unrealized gains/losses to accumulated other comprehensive income, with any ineffective portion of the hedging transactions reclassified to interest expense. We use three major banks to provide nearly 78% of our swaps, JP Morgan Chase, Royal Bank of Canada, and Deutsche Bank, all of which have high investment grade ratings from Moody’s and S&P. Our interest rate swaps with JP Morgan Chase, Royal Bank of Canada, and Deutsche Bank had liability positions on our Consolidated Balance Sheets of $7.5 million, $27.1 million and $30.4 million, respectively, as of December 31, 2008.

Both observable and unobservable inputs may be used to determine the fair value of positions that Mid-America has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs. The fair value estimates presented herein are based on information available to management as of December 31, 2008, and 2007. These estimates are not necessarily indicative of the amounts Mid-America could ultimately realize.

8. Commitments and Contingencies

Mid-America is not presently subject to any material litigation nor, to Mid-America’s knowledge, with advice of legal counsel, is any material litigation threatened against Mid-America. Mid-America is subject to routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on the consolidated financial statements of Mid-America.

Mid-America had operating lease expense of approximately $13,000, $11,300, and $12,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Mid-America has commitments of approximately $15,600 in 2009, $15,600 in 2010, $15,600 in 2011, $9,100 in 2012 under operating lease agreements outstanding at December 31, 2008.

9. Income Taxes

No provision for federal income taxes has been made in the accompanying consolidated financial statements. Mid-America has made an election to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code. As a REIT, Mid-America is generally not subject to federal income tax on that portion of its income that qualifies as REIT taxable income to the extent that it distributes at least 90% of its taxable income to Mid-America’s shareholders and complies with certain requirements. If Mid-America fails to qualify as a REIT in any taxable year, Mid-America will be subject to the federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Even though Mid-America qualifies for taxation as a REIT, Mid-America may be subject to certain federal, state and local taxes on our income and property and to federal income and excise tax on our undistributed income.

Earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes primarily because of differences in depreciable lives, bases of certain assets and liabilities and in the timing of recognition of earnings upon disposition of properties. For federal income tax purposes, the following summarizes the taxability of cash distributions paid on the common shares in 2007 and 2006 and the estimated taxability for 2008:

	2008	2007	2006
Per common share
Ordinary income	$1.43	$1.44	$0.94
Capital gains	—	0.47	—
Return of capital	1.03	0.51	1.44
Total	$2.46	$2.42	$2.38

In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48 Accounting for Uncertainty in Income Taxes, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Mid-America adopted FIN 48 effective January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken in tax returns. Mid-America has identified and examined our tax positions, including our status as a real estate investment trust, for all open tax years through December 31, 2006, and concluded that the full benefit of each tax position taken should be recognized in the financial statements. There were no significant changes in unrecognized tax benefits that occurred within the twelve months following the adoption date.

FIN 48 requires that an enterprise must calculate interest and penalties related to unrecognized tax benefits. The decision regarding where to classify interest and penalties on the income statement is an accounting policy decision that should be consistently applied. Interest and penalties calculated on any future uncertain tax positions will be presented as a component of income tax expense. No interest and penalties are accrued under FIN 48 on our balance sheet as of December 31, 2008 and 2007.

Mid-America’s tax years that remain subject to examination for U.S. federal purposes range from 2004 through 2007. Our tax years that remain open for state examination vary but range from 2003 through 2007.

10. Shareholders’ Equity

Noncontrolling Interest

Noncontrolling interest in the accompanying consolidated financial statements relates to the ownership interest in the Operating Partnership by the holders of Class A Common Units of the Operating Partnership (“Operating Partnership Units”). Mid-America is the sole general partner of the Operating Partnership. Net income is allocated to the noncontrolling interest based on their respective ownership percentage of the Operating Partnership. Issuance of additional common shares or Operating Partnership Units changes the ownership of both the noncontrolling interest and Mid-America. Such transactions and the related proceeds are treated as capital transactions and result in an allocation between shareholders’ equity and noncontrolling interest to account for the change in the respective percentage ownership of the underlying equity of the Operating Partnership.

Mid-America’s Board of Directors established economic rights in respect to each Operating Partnership Unit that were equivalent to the economic rights in respect to each share of common stock. The holder of each unit may redeem their units in exchange for one share of common stock or cash, at the option of Mid-America. At December 31, 2008, a total of 2,403,515 units were outstanding and redeemable to Mid-America by the holders of the units for 2,403,515 shares of common stock or approximately $89,315,000, based on the closing price of Mid-America’s common stock on December 31, 2008 of $37.16 per share, at Mid-America’s option. At December 31, 2007, a total of 2,423,819 units were outstanding and redeemable to Mid-America by the holders of the units for 2,423,819 shares of common stock or approximately $103,618,000, based on the closing price of Mid-America’s common stock on December 31, 2007 of $42.75 per share, at Mid-America’s option.

The Operating Partnership has followed the policy of paying the same per unit distribution in respect to the units as the per share distribution in respect to the common stock. Operating Partnership net income for 2008, 2007 and 2006 was allocated approximately 8.7%, 9.4%, and 10.1%, respectively, to holders of Operating Partnership Units and 91.3%, 90.6%, and 89.9%, respectively, to Mid-America.

Series F Preferred Stock

In 2002, Mid-America issued Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) with a $25.00 per share liquidation preference and a preferential cumulative annual distribution of $2.3125 per share, payable monthly. On October 16, 2007, Mid-America redeemed all of the 474,500 issued and outstanding shares of the Series F Preferred Stock for $11.9 million.

Series H Preferred Stock

In 2003, Mid-America issued the Series H Preferred Stock with a $25.00 per share liquidation preference and a preferential cumulative annual distribution of $2.075 per share, payable quarterly. Mid-America has outstanding 6,200,000 Series H Preferred Stock shares for which it received net proceeds of $150.1 million. On and after August 11, 2008, the Series H Preferred Stock shares will be redeemable for cash at the option of Mid-America, in whole or in part, at a redemption price equal to the liquidation preference plus dividends owed and unpaid to the redemption date.

Direct Stock Purchase and Distribution Reinvestment Plan

Mid-America has a Dividend and Distribution Reinvestment and Share Purchase Plan (“DRSPP”) pursuant to which Mid-America's shareholders have the ability to reinvest all or part of their distributions from Mid-America’s common stock, preferred stock or limited partnership interests in Mid-America Apartments, L.P. into Mid-America’s common stock. The plan also provides the opportunity to make optional cash investments in common shares of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. Mid-America, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, Mid-America may either issue additional shares of common stock or repurchase common stock in the open market. Mid-America has registered with the Securities and Exchange Commission the offer and sale of up to 7,600,000 shares of common stock pursuant to the DRSPP. Mid-America may elect to sell shares under the DRSPP at up to a 5% discount.

Common stock shares totaling 421,794 in 2008, 136,483 in 2007, and 1,356,015 in 2006, were acquired by shareholders under the DRSPP. Mid-America offered an average of a 1.5% discount for optional cash purchases in 2008, 2007 and 2006.

Controlled Equity Offering

On November 3, 2006, Mid-America entered into a sales agreement with Cantor Fitzgerald & Co. to sell up to 2,000,000 shares of Mid-America’s common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program. On July 3, 2008, Mid-America entered into a second agreement with Cantor Fitzgerald & Co. with materially the same terms for an additional 1,350,000 shares.

During the years ended December 31, 2008, 2007 and 2006, Mid-America sold 1,955,300, 323,700, and 194,000 shares of common stock for net proceeds of $103.6 million, $18.8 million and $11.5 million, respectively.

Stock Repurchase Plan

In 1999, Mid-America’s Board of Directors approved a stock repurchase plan to acquire up to a total of 4.0 million shares of Mid-America’s common stock. Through December 31, 2007, Mid-America has repurchased and retired approximately 1.9 million shares of common stock for a cost of approximately $42 million at an average price per common share of $22.54. No shares were repurchased in 2002 through 2008 under the plan.

11. 8 5/8% Series G Cumulative Redeemable Preferred Stock

In 2002, Mid-America issued 8 5/8% Series G Cumulative Redeemable Preferred Stock (“Series G”) with a $25.00 per share liquidation preference and a preferential cumulative annual distribution of $2.15625 per share, payable monthly. Mid-America has outstanding 400,000 Series G shares issued in a direct placement with private investors (“Investors”) for which it received aggregate proceeds of $10 million. On or after November 15, 2004, Mid-America or the Investors may give the required one-year notice to redeem or put, respectively, all or part of the Series G shares beginning on or after November 15, 2005, in increments of $1 million. In the event the Investors elect to put all or a part of the Series G to Mid-America, Mid-America has the option to redeem all or a portion of the shares of the Series G in shares of common stock of Mid-America in lieu of cash.

On May 26, 2005, Mid-America gave the required one-year notice to redeem all of the issued and outstanding Series G shares. As a result, in accordance with Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“Statement 150”), Mid-America classified the Series G as a liability within notes payable as of May 26, 2005, on the accompanying consolidated financial statements. Statement 150 also requires that all subsequent dividend payments be classified as interest expense on the consolidated financial statements.

On May 26, 2006, Mid-America redeemed all of the issued and outstanding shares of Series G.

12. Employee Benefit Plans

Following are details of employee benefit plans not previously discussed in Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements, Note 2.

401(k) Savings Plan

The Mid-America Apartment Communities, Inc. 401(k) Savings Plan is a defined contribution plan that satisfies the requirements of Section 401(a) and 401(k) of the Code. Mid-America may, but is not obligated to, make a matching contribution of $0.50 for each $1.00 contributed, up to 6% of the participant’s compensation. Mid-America’s contribution to this plan was approximately $405,000, $483,000, and $383,000, in 2008, 2007, and 2006, respectively.

Non-Qualified Deferred Compensation Retirement Plan

Mid-America has adopted a non-qualified deferred compensation retirement plan for key employees who are not qualified for participation in Mid-America’s 401(k) Savings Plan. Under the terms of the plan, employees may elect to defer a percentage of their compensation and Mid-America may, but is not obligated to, match a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in Mid-America’s 401(k) Savings Plan. Mid-America’s match to this plan in 2008, 2007, and 2006 was approximately $63,000, $43,000, and $60,000, respectively.

Non-Qualified Deferred Compensation Plan for Outside Company Directors

In 1998, Mid-America established the Non-Qualified Deferred Compensation Plan for Outside Company Directors (the “Directors Deferred Compensation Plan”), which allows non-employee directors to defer their director fees by having the fees held by Mid-America as shares of Mid-America common stock. Directors can also choose to have their annual restricted stock grants issued into the Directors Deferred Compensation Plan. Amounts deferred through the Directors Deferred Compensation Plan are distributed to the directors in two annual installments beginning in the first 90 days of the year following the director’s departure from the board. Participating directors may choose to have the amount issued to them in shares of Mid-America common stock or paid to them as cash at the market value as of the end of the year the director ceases to serve on the board.

During 2008, 2007, and 2006, Mid-America issued 6,600, 5,572, and 4,146 shares of common stock, respectively, with weighted-average grant date fair values of $47.92, $51.29, and $57.05, respectively, to outside directors.

In accordance with ASR 268 and EITF D-98: “Classification and Measurement of Redeemable Securities”, the shares of common stock held in the Directors Deferred Compensation Plan are classified outside of permanent equity in redeemable stock because the directors have redemption rights not solely within the control of Mid-America. Additionally, any shares that become mandatorily redeemable because a departed director has elected to receive a cash payout are recorded as a liability as required by FASB 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” Accordingly, $246,000, and $230,000 was recorded in accrued expenses and other liabilities at December 31, 2008, and 2007, respectively.

Employee Stock Ownership Plan

The Mid-America Apartment Communities, Inc. Employee Stock Ownership Plan (the “ESOP”) is a non-contributory stock bonus plan that satisfies the requirements of Section 401(a) of the Internal Revenue Code. Each employee of Mid-America is eligible to participate in the ESOP after completing one year of service with Mid-America. Participants' ESOP accounts will be 100% vested after three years of continuous service, with no vesting prior to that time. Mid-America contributed 22,500 shares of common stock to the ESOP upon conclusion of the initial offering. During 2008, 2007, and 2006, Mid-America contributed approximately $991,000, $876,000, and $774,000, respectively, to the ESOP which purchased an additional 21,822, 16,613, and 13,804, shares of common stock, with weighted-average grant date fair values of $45.41, $52.75, and $56.08, respectively.

Restricted Stock and Stock Option Plan

Mid-America adopted the 1994 Restricted Stock and Stock Option Plan (the “1994 Plan”) to provide incentives to attract and retain independent directors, executive officers and key employees. As of January 31, 2004, no further awards may be granted under this plan. The 1994 Restricted Stock and Stock Option Plan was replaced by the 2004 Stock Plan (collectively the “Plans”) by shareholder approval at the May 24, 2004, Annual Meeting of Shareholders. The Plans provide(d) for the granting of options to purchase a specified number of shares of common stock (“Options”) or grants of restricted shares of common stock (“Restricted Stock”). The Plan also allow(ed) Mid-America to grant options to purchase Operating Partnership Units at the price of the common stock on the New York Stock Exchange on the day prior to issuance of the units (the “LESOP Provision”). The 1994 Plan authorized the issuance of 2,400,000 common shares or options to acquire shares. The 2004 Stock Plan authorizes the issuance of 500,000 common shares or options to acquire shares. Under the terms of the 1994 Plan, Mid-America could advance directors, executive officers, and key employees a portion of the cost of the common stock or units. The employee advances mature five years from the date of issuance and accrue interest, payable in arrears, at a rate established at the date of issuance. Mid-America has also entered into supplemental bonus agreements with the employees which are intended to fund the payment of a portion of the advances over a five year period. Under the terms of the supplemental bonus agreements, Mid-America will pay bonuses to these employees equal to 3% of the original note balance on each anniversary date of the advance, limited to 15% of the aggregate purchase price of the shares and units. In March of 2002, Mid-America entered into duplicate supplemental bonus agreements on the then existing options to executive officers, effectively doubling their advances. The advances become due and payable and the bonus agreement will terminate if the employees voluntarily terminate their employment with Mid-America. Mid-America also agreed to pay a bonus to certain executive officers in an amount equal to the debt service on the advances for as long as they remain employed by Mid-America.

As of December 31, 2008, Mid-America had one advance outstanding relating to the Plan totaling approximately $69,000, which is recorded in other assets in the accompanying consolidated balance sheets. The $69,000 advance at December 31, 2008, is to one former executive officer, has an interest rate of 6.4% and matures in May 2010.

13. Earnings from Discontinued Operations

In accordance with Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the four communities that Mid-America sold in 2007, along with the three communities that Mid-America has identified as communities we are actively marketing for sale as of December 31, 2008, have been classified as discontinued operations in the Consolidated Statements of Operations. The following is a summary of earnings from discontinued operations for the three years ended December 31, 2008, (dollars in thousands):

	2008	2007	2006
Revenues:
Rental revenues	$5,362	$7,424	$9,697
Other revenues	274	390	444
Total revenues	5,636	7,814	10,141
Expenses:
Property operating expenses	3,130	3,919	5,113
Depreciation and amortization	706	1,517	2,003
Other non-property income	—	(1)	(10)
Interest expense	488	1,133	1,609
Income on debt extinguishment	—	—	(27)
Total expenses	4,324	6,568	8,688
Earnings from discontinued operations
before gain on sale and settlement proceeds	1,312	1,246	1,453
(Loss) gain on sale	(120)	9,164	—
Earnings from discontinued operations	$1,192	$10,410	$1,453

On July 7, 2008, Mid-America entered into a listing agreement to market for sale Westbury Springs, a 150-unit community in Lilburn, GA, and Mid-America classified the community as held for sale at that time; however, during the fourth quarter of 2008, we made the determination to end the active marketing of Westbury Springs based on market feedback. As a result, Westbury Springs was classified as held for use and therefore is not included in the discontinued operation line in the Consolidated Statements of Operations as of December 31, 2008. Furthermore, as of December 31, 2008, Westbury Springs was valued at its carrying amount before it was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the asset been continuously classified as held for use, on the Consolidated Balance Sheets.

14. Related Party Transactions

Pursuant to management contracts with Mid-America’s joint ventures, Mid-America manages the operations of the joint venture apartment communities for a fee of 4% of the revenues of the joint venture. Mid-America received approximately $206,000, $34,000, and $210,000, as management fees from the joint ventures in 2008, 2007, and 2006, respectively. Also in 2008, Mid-America received approximately $50,000 of acquisition fees, $185,000 in asset management fees and $22,000 in construction management fees from our joint venture. No such fees were received in 2007 and 2006.

Mid-America has an advance to one former executive officer through the 1994 Plan as discussed in Note 12.

15. Segment Information

At December 31, 2008, Mid-America owned or had an ownership interest in 145 multifamily apartment communities in 13 different states from which it derives all significant sources of earnings and operating cash flows. Mid-America’s operational structure is organized on a decentralized basis, with individual property managers having overall responsibility and authority regarding the operations of their respective properties. Each property manager individually monitors local and area trends in rental rates, occupancy percentages, and operating costs. Property managers are given the on-site responsibility and discretion to react to such trends in the best interest of Mid-America. Mid-America’s senior management evaluates the performance of each individual property based on its contribution to net operating income in order to ensure that the individual property continues to meet Mid-America’s return criteria and long term investment goals. Mid-America defines each of its multifamily communities as an individual operating segment. It has also determined that all of its communities have similar economic characteristics and meet the other criteria which permit the communities to be aggregated into one reportable segment, which is acquisition and operation of the multifamily communities owned.

16. Subsequent Events

Dispositions. On January 15, 2009, Mid-America sold the Woodstream apartments, a 304-unit community in Greensboro, North Carolina.

On May 12, 2009, Mid-America sold the Riverhills apartments, a 96-unit community in Grenada, Mississippi.

Acquisitions. On both January 16, 2009, and February 18, 2009, Mid-America acquired one of the 15 remaining units of the Village Oaks apartments located in Temple Terrace, Florida.

17. Selected Quarterly Financial Information (Unaudited)

Mid-America Apartment Communities, Inc.
Quarterly Financial Data (Unaudited)
(Dollars in thousands except per share data)

	Year Ended December 31, 2008
	First	Second	Third	Fourth
Total operating revenues	$90,749	$91,436	$93,792	$93,874
Income from continuing operations before non-operating items	$24,753	$24,258	$23,046	$23,840
Interest expense	$(16,205)	$(15,035)	$(15,039)	$(15,731)
Incentive fee from real estate joint ventures	$—	$—	$—	$—
Net casualty (loss) gains and other settlement proceeds	$128	$416	$(1,131)	$340
(Loss) income from real estate joint ventures	$(83)	$(199)	$(274)	$(288)
Discontinued operations:
Income (loss) from discontinued operations before
gain (loss) on sale	$200	$148	$386	$578
(Loss) gain on sale of discontinued operations	$(59)	$(61)	$—	$—
Consolidated net income	$8,211	$9,157	$6,514	$8,189
Net income attributable to noncontrolling interest	$(532)	$(513)	$(321)	$(456)
Net income attributable to Mid-America Apartment Communities, Inc.	$7,679	$8,644	$6,193	$7,733
Premiums and original issuance costs associated with the
redemption of preferred stock	$—	$—	$—	$—
Net income available for common shareholders	$4,463	$5,427	$2,977	$4,517

Per share:
Net income available per common share - basic	$0.17	$0.20	$0.11	$0.16
Net income available per common share - diluted	$0.17	$0.20	$0.11	$0.16
Dividend paid	$0.615	$0.615	$0.615	$0.615

	Year Ended December 31, 2007
	First	Second	Third	Fourth
Total operating revenues	$83,627	$85,340	$88,745	$89,634
Income from continuing operations before non-operating items	$21,378	$21,842	$23,827	$24,501
Interest expense	$(15,814)	$(15,828)	$(15,939)	$(16,058)
Incentive fee from real estate joint ventures	$1,019	$—	$—	$—
Net casualty (loss) gains and other settlement proceeds	$510	$332	$(197)	$(56)
(Loss) income from real estate joint ventures	$5,380	$(51)	$1	$—
Discontinued operations:
Income (loss) from discontinued operations before
gain (loss) on sale	$357	$492	$180	$217
Gains on sale of discontinued operations	$—	$3,443	$5,714	$7
Consolidated net income	$12,362	$9,881	$12,934	$8,279
Net income attributable to noncontrolling interest	$(1,038)	$(763)	$(1,034)	$(675)
Net income attributable to Mid-America Apartment Communities, Inc.	$11,324	$9,118	$11,900	$7,604
Premiums and original issuance costs associated with the
redemption of preferred stock	$—	$—	$—	$(589)
Net income available for common shareholders	$7,833	$5,628	$8,409	$3,799

Per share:
Net income available per common share - basic	$0.31	$0.22	$0.33	$0.15
Net income available per common share - diluted	$0.31	$0.22	$0.33	$0.15
Dividend paid	$0.605	$0.605	$0.605	$0.605

Some of the financial data in the tables above differ from the values as originally reported in their respective Form 10-Qs or Form 10-Ks due to the reclassification of certain property level bonuses from property management expenses to property operating expenses, as well as the reclassification of certain properties as discontinued operations.

A reconciliation of the affected financial data is below (in thousands):

	Values as	Property	Held	Values as
	Originally	Bonus	For	Reported at
	Reported	Reclass	Sale	December 31, 2008
First Quarter 2007
Total operating revenues	$84,991	$—	$(1,364)	$83,627
Income from continuing operations before non-operating items	21,669	3	(294)	21,378
Interest expense	(16,014)	—	200	(15,814)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	265	(3)	95	357
Second Quarter 2007
Total operating revenues	86,779	—	(1,439)	85,340
Income from continuing operations before non-operating items	22,262	4	(424)	21,842
Interest expense	(16,034)	—	206	(15,828)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	278	(4)	218	492
Third Quarter 2007
Total operating revenues	90,164	—	(1,419)	88,745
Income from continuing operations before non-operating items	24,220	—	(393)	23,827
Interest expense	(16,147)	—	208	(15,939)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	(5)	—	185	180
Fourth Quarter 2007
Total operating revenues	91,023	—	(1,389)	89,634
Income from continuing operations before non-operating items	24,894	—	(393)	24,501
Interest expense	(16,257)	—	199	(16,058)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	23	—	194	217
First Quarter 2008
Total operating revenues	92,144	—	(1,395)	90,749
Income from continuing operations before non-operating items	25,082	—	(329)	24,753
Interest expense	(16,334)	—	129	(16,205)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	—	—	200	200
Second Quarter 2008
Total operating revenues	92,834	—	(1,398)	91,436
Income from continuing operations before non-operating items	24,516	—	(258)	24,258
Interest expense	(15,145)	—	110	(15,035)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	—	—	148	148
Third Quarter 2008
Total operating revenues	93,473	—	319	93,792
Income from continuing operations before non-operating items	22,887	—	159	23,046
Interest expense	(15,004)	—	(35)	(15,039)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	510	—	(124)	386
Fourth Quarter 2008 (1)
Income from continuing operations before non-operating items	23,697	—	143	23,840
Interest expense	(15,654)	—	(77)	(15,731)
Discontinued operations:
Income (loss) from discontinued operations before gain (loss) on sale	644	—	(66)	578
____________________

(1)	As originally reported in the registrant's Form 8-K filed on February 5, 2009. In the fourth quarter of 2008, a property which had previously been classified as held for sale was removed from such classification. As a result of the adjustments to remove the property from discontinued operations, some line item values not affecting net income were misadjusted between the third and fourth quarters of 2008. The adjustment did not impact the full year 2008 values.

Mid-America Apartment Communities, Inc.
Schedule III
Real Estate and Accumulated Depreciation
December 31, 2008
(Dollars in thousands)

								Gross Amount
						Cost Capitalized		carried at						Life used
						subsequent to		December 31,						to compute
				Initial Cost		Acquisition		2008 (21)						depreciation
					Buildings		Buildings		Buildings					in latest
					and		and		and		Accumulated		Date of	income
Property	Location	Encumbrances		Land	Fixtures	Land	Fixtures	Land	Fixtures	Total	Depreciation	Net	Construction	statement (22)
Eagle Ridge	Birmingham, AL	—	(1)	$851	$7,667	$—	$2,400	$851	$10,067	$10,918	$(3,793)	$7,125	1986	1 - 40
Abbington Place	Huntsville, AL	—	(1)	524	4,724	—	1,635	524	6,359	6,883	(2,718)	4,165	1987	1 - 40
Paddock Club Huntsville	Huntsville, AL	—	(1)	909	10,152	830	10,743	1,739	20,895	22,634	(6,970)	15,664	1989/98	1 - 40
Paddock Club Montgomery	Montgomery, AL	—	(1)	965	13,190	—	985	965	14,175	15,140	(4,296)	10,844	1999	1 - 40
Calais Forest	Little Rock, AR	—	(1)	1,026	9,244	—	4,681	1,026	13,925	14,951	(6,182)	8,769	1987	1 - 40
Napa Valley	Little Rock, AR	—	(1)	960	8,642	—	2,209	960	10,851	11,811	(4,876)	6,935	1984	1 - 40
Westside Creek I & II	Little Rock, AR	—	(1)	1,270	11,463	1	2,854	1,271	14,317	15,588	(5,922)	9,666	1984/86	1 - 40
Edge at Lyon's Gate	Phoenix, AZ	—		7,901	27,577	—	62	7,901	27,639	35,540	(548)	34,992	2007	1 - 40
Talus Ranch	Phoenix, AZ	—		12,741	49,636	—	367	12,741	50,003	62,744	(5,605)	57,139	2005	1 - 40
Tiffany Oaks	Altamonte Springs, FL	—	(1)	1,024	9,219	—	4,399	1,024	13,618	14,642	(5,907)	8,735	1985	1 - 40
Marsh Oaks	Atlantic Beach, FL	—	(1)	244	2,829	—	1,431	244	4,260	4,504	(2,203)	2,301	1986	1 - 40
Indigo Point	Brandon, FL	—	(4)	1,167	10,500	—	2,493	1,167	12,993	14,160	(4,221)	9,939	1989	1 - 40
Paddock Club Brandon	Brandon, FL	—	(2)	2,896	26,111	—	1,679	2,896	27,790	30,686	(10,206)	20,480	1997/99	1 - 40
Preserve at Coral Square	Coral Springs, FL	—	(7)	9,600	41,206	—	2,200	9,600	43,406	53,006	(7,560)	45,446	1996	1 - 40
Anatole	Daytona Beach, FL	7,000	(10)	1,227	5,879	—	2,338	1,227	8,217	9,444	(3,837)	5,607	1986	1 - 40
Paddock Club Gainesville	Gainesville, FL	—	(2)	1,800	15,879	—	739	1,800	16,618	18,418	(4,855)	13,563	1999	1 - 40
Cooper's Hawk	Jacksonville, FL	—	(2)	854	7,500	—	1,980	854	9,480	10,334	(4,733)	5,601	1987	1 - 40
Hunter's Ridge at Deerwood	Jacksonville, FL	—	(8)	1,533	13,835	—	4,130	1,533	17,965	19,498	(6,916)	12,582	1987	1 - 40
Lakeside	Jacksonville, FL	—	(1)	1,431	12,883	(1)	6,233	1,430	19,116	20,546	(9,890)	10,656	1985	1 - 40
Lighthouse at Fleming Island	Jacksonville, FL	—	(1)	4,047	36,431	—	1,523	4,047	37,954	42,001	(7,995)	34,006	2003	1 - 40
Paddock Club Jacksonville	Jacksonville, FL	—	(1)	2,294	20,750	(2)	1,869	2,292	22,619	24,911	(8,590)	16,321	1989/96	1 - 40
Paddock Club Mandarin	Jacksonville, FL	—	(2)	1,410	14,967	1	1,098	1,411	16,065	17,476	(4,582)	12,894	1998	1 - 40
St. Augustine	Jacksonville, FL	13,235	(20)	2,858	6,475	(1)	17,365	2,857	23,840	26,697	(5,853)	20,844	1987	1 - 40
Woodbridge at the Lake	Jacksonville, FL	—	(2)	645	5,804	—	3,666	645	9,470	10,115	(4,657)	5,458	1985	1 - 40
Woodhollow	Jacksonville, FL	—	(1)	1,686	15,179	(8)	5,282	1,678	20,461	22,139	(9,279)	12,860	1986	1 - 40
Paddock Club Lakeland	Lakeland, FL	—	(1)	2,254	20,452	(1,033)	5,235	1,221	25,687	26,908	(9,843)	17,065	1988/90	1 - 40
Savannahs at James Landing	Melbourne, FL	—	(2)	582	7,868	—	4,001	582	11,869	12,451	(5,734)	6,717	1990	1 - 40
Paddock Park Ocala	Ocala, FL	6,805	(2)(3)	2,284	21,970	—	2,795	2,284	24,765	27,049	(10,022)	17,027	1986/88	1 - 40
Paddock Club Panama City	Panama City, FL	—	(2)	898	14,276	(5)	1,463	893	15,739	16,632	(5,216)	11,416	2000	1 - 40
Paddock Club Tallahassee	Tallahassee, FL	—	(2)	530	4,805	950	10,840	1,480	15,645	17,125	(6,127)	10,998	1990/95	1 - 40
Belmere	Tampa, FL	—	(1)	851	7,667	1	3,708	852	11,375	12,227	(5,934)	6,293	1984	1 - 40
Links at Carrollwood	Tampa, FL	—	(1)	817	7,355	110	3,895	927	11,250	12,177	(4,494)	7,683	1980	1 - 40
Village Oaks	Tampa, FL	—		2,714	19,137	—	17	2,714	19,154	21,868	(332)	21,536	2005	1 - 40
High Ridge	Athens, GA	—	(1)	884	7,958	—	1,698	884	9,656	10,540	(3,676)	6,864	1987	1 - 40
Sanctuary at Oglethorpe	Atlanta, GA	23,500		6,875	31,859	—	240	6,875	32,099	38,974	(617)	38,357	1995	1 - 40
Bradford Pointe	Augusta, GA	—	(5)	772	6,949	—	1,610	772	8,559	9,331	(3,500)	5,831	1986	1 - 40
Shenandoah Ridge	Augusta, GA	—	(1)	650	5,850	8	3,691	658	9,541	10,199	(5,074)	5,125	1982	1 - 40
Westbury Creek	Augusta, GA	3,480	(15)	400	3,626	—	1,015	400	4,641	5,041	(1,977)	3,064	1984	1 - 40
Fountain Lake	Brunswick, GA	—	(5)	502	4,551	—	1,630	502	6,181	6,683	(2,669)	4,014	1983	1 - 40
Park Walk	College Park, GA	—	(1)	536	4,859	—	979	536	5,838	6,374	(2,363)	4,011	1985	1 - 40
Whisperwood	Columbus, GA	—	(1)	4,290	42,722	(4)	10,292	4,286	53,014	57,300	(20,269)	37,031	1980/82/84/86/98	1 - 40
Willow Creek	Columbus, GA	—	(1)	614	5,523	—	3,267	614	8,790	9,404	(3,743)	5,661	1971/77	1 - 40
Terraces at Fieldstone	Conyers, GA	—	(1)	1,284	15,819	—	886	1,284	16,705	17,989	(4,632)	13,357	1999	1 - 40
Prescott	Duluth, GA	—	(6)	3,840	24,876	—	767	3,840	25,643	29,483	(4,831)	24,652	2001	1 - 40
Lanier	Gainesville, GA	18,984		3,560	23,248	—	924	3,560	24,172	27,732	(3,963)	23,769	1998	1 - 40
Lake Club	Gainesville, GA	—	(6)	3,150	18,997	—	362	3,150	19,359	22,509	(3,194)	19,315	2001	1 - 40
Whispering Pines	LaGrange, GA	—	(5)	823	7,470	(2)	1,901	821	9,371	10,192	(3,894)	6,298	1982/84	1 - 40
Westbury Springs	Lilburn, GA	—	(1)	665	6,038	—	1,568	665	7,606	8,271	(3,141)	5,130	1983	1 - 40
Austin Chase	Macon, GA	—	(8)	1,409	12,687	—	1,404	1,409	14,091	15,500	(4,932)	10,568	1996	1 - 40
The Vistas	Macon, GA	—	(1)	595	5,403	—	1,323	595	6,726	7,321	(2,814)	4,507	1985	1 - 40
Walden Run	McDonough, GA	—	(1)	1,281	11,935	—	721	1,281	12,656	13,937	(2,769)	11,168	1997	1 - 40
Georgetown Grove	Savannah, GA	—		1,288	11,579	—	1,083	1,288	12,662	13,950	(4,776)	9,174	1997	1 - 40
Oaks at Wilmington Island	Savannah, GA	—	(7)	2,910	26,337	—	891	2,910	27,228	30,138	(3,056)	27,082	1999	1 - 40
Wildwood	Thomasville, GA	—	(1)	438	3,971	371	5,013	809	8,984	9,793	(3,745)	6,048	1980/84	1 - 40

								Gross Amount
						Cost Capitalized		carried at						Life used
						subsequent to		December 31,						to compute
				Initial Cost		Acquisition		2008 (21)						depreciation
					Buildings		Buildings		Buildings					in latest
					and		and		and		Accumulated		Date of	income
Property	Location	Encumbrances		Land	Fixtures	Land	Fixtures	Land	Fixtures	Total	Depreciation	Net	Construction	statement (22)
Hidden Lake	Union City, GA	—	(1)	1,296	11,715	—	3,029	1,296	14,744	16,040	(5,880)	10,160	1985/87	1 - 40
Three Oaks	Valdosta, GA	—	(1)	462	4,188	459	6,127	921	10,315	11,236	(4,332)	6,904	1983/84	1 - 40
Huntington Chase	Warner Robins, GA	—		1,160	10,437	—	1,076	1,160	11,513	12,673	(3,667)	9,006	1997	1 - 40
Southland Station	Warner Robins, GA	—	(1)	1,470	13,284	—	2,250	1,470	15,534	17,004	(6,437)	10,567	1987/90	1 - 40
Terraces at Townelake	Woodstock, GA	—	(1)	1,331	11,918	1,688	18,701	3,019	30,619	33,638	(10,196)	23,442	1999	1 - 40
Fairways at Hartland	Bowling Green, KY	—	(1)	1,038	9,342	—	2,252	1,038	11,594	12,632	(4,682)	7,950	1996	1 - 40
Paddock Club Florence	Florence, KY	9,378		1,209	10,969	—	2,058	1,209	13,027	14,236	(5,045)	9,191	1994	1 - 40
Grand Reserve Lexington	Lexington, KY	—	(1)	2,024	31,525	—	289	2,024	31,814	33,838	(8,169)	25,669	2000	1 - 40
Lakepointe	Lexington, KY	—	(1)	411	3,699	—	1,446	411	5,145	5,556	(2,670)	2,886	1986	1 - 40
Mansion, The	Lexington, KY	—	(1)	694	6,242	—	2,115	694	8,357	9,051	(4,207)	4,844	1989	1 - 40
Village, The	Lexington, KY	—	(1)	900	8,097	—	3,020	900	11,117	12,017	(5,683)	6,334	1989	1 - 40
Stonemill Village	Louisville, KY	—	(1)	1,169	10,518	—	6,785	1,169	17,303	18,472	(7,674)	10,798	1985	1 - 40
Crosswinds	Jackson, MS	—	(1)	1,535	13,826	—	3,146	1,535	16,972	18,507	(7,688)	10,819	1988/90	1 - 40
Pear Orchard	Jackson, MS	—	(1)	1,352	12,168	(1)	4,474	1,351	16,642	17,993	(8,281)	9,712	1985	1 - 40
Reflection Pointe	Jackson, MS	5,880	(11)	710	8,770	138	4,209	848	12,979	13,827	(6,383)	7,444	1986	1 - 40
Lakeshore Landing	Ridgeland, MS	—	(1)	676	6,470	—	782	676	7,252	7,928	(1,615)	6,313	1974	1 - 40
Savannah Creek	Southaven, MS	—	(1)	778	7,013	—	2,186	778	9,199	9,977	(4,292)	5,685	1989	1 - 40
Sutton Place	Southaven, MS	—	(1)	894	8,053	—	2,465	894	10,518	11,412	(4,906)	6,506	1991	1 - 40
Hermitage at Beechtree	Cary, NC	—	(1)	900	8,099	—	3,028	900	11,127	12,027	(4,480)	7,547	1988	1 - 40
Waterford Forest	Cary, NC	—	(6)	4,000	20,957	—	802	4,000	21,759	25,759	(3,437)	22,322	1996	1 - 40
Preserve at Brier Creek	Raleigh, NC	—	(1)	5,850	22,695	(19)	21,586	5,831	44,281	50,112	(3,743)	46,369	2002/07	1 - 40
Providence at Brier Creek	Raleigh, NC	—		4,695	30,052	—	95	4,695	30,147	34,842	(1,183)	33,659	2007	1 - 40
Corners, The	Winston-Salem, NC	—	(2)	685	6,165	—	1,956	685	8,121	8,806	(4,328)	4,478	1982	1 - 40
Fairways at Royal Oak	Cincinnati, OH	—	(1)	814	7,335	(12)	2,076	802	9,411	10,213	(4,709)	5,504	1988	1 - 40
Colony at South Park	Aiken, SC	—	(1)	862	8,005	—	696	862	8,701	9,563	(1,876)	7,687	1989/91	1 - 40
Woodwinds	Aiken, SC	—	(1)	503	4,540	—	1,356	503	5,896	6,399	(2,493)	3,906	1988	1 - 40
Tanglewood	Anderson, SC	—	(1)	427	3,853	—	2,114	427	5,967	6,394	(3,065)	3,329	1980	1 - 40
Fairways, The	Columbia, SC	7,735	(12)	910	8,207	—	1,659	910	9,866	10,776	(4,845)	5,931	1992	1 - 40
Paddock Club Columbia	Columbia, SC	—	(1)	1,840	16,560	—	2,345	1,840	18,905	20,745	(7,514)	13,231	1989/95	1 - 40
Highland Ridge	Greenville, SC	—	(1)	482	4,337	—	1,624	482	5,961	6,443	(2,598)	3,845	1984	1 - 40
Howell Commons	Greenville, SC	—	(1)	1,304	11,740	—	2,959	1,304	14,699	16,003	(6,122)	9,881	1986/88	1 - 40
Paddock Club Greenville	Greenville, SC	—	(1)	1,200	10,800	—	1,331	1,200	12,131	13,331	(4,748)	8,583	1996	1 - 40
Park Haywood	Greenville, SC	—	(1)	325	2,925	35	3,879	360	6,804	7,164	(3,558)	3,606	1983	1 - 40
Spring Creek	Greenville, SC	—	(1)	597	5,374	(14)	2,084	583	7,458	8,041	(3,522)	4,519	1985	1 - 40
Runaway Bay	Mt. Pleasant, SC	8,365	(9)	1,085	7,269	—	4,263	1,085	11,532	12,617	(5,271)	7,346	1988	1 - 40
Park Place	Spartanburg, SC	—	(1)	723	6,504	—	2,019	723	8,523	9,246	(3,609)	5,637	1987	1 - 40
Farmington Village	Summerville, SC	15,200		2,800	26,947	—	101	2,800	27,048	29,848	(1,768)	28,080	2007	1 - 40
Hamilton Pointe	Chattanooga, TN	—	(1)	1,131	10,861	—	830	1,131	11,691	12,822	(2,726)	10,096	1989	1 - 40
Hidden Creek	Chattanooga, TN	—	(1)	972	9,201	—	771	972	9,972	10,944	(2,338)	8,606	1987	1 - 40
Steeplechase	Chattanooga, TN	—	(1)	217	1,957	—	2,357	217	4,314	4,531	(2,296)	2,235	1986	1 - 40
Windridge	Chattanooga, TN	5,465	(16)	817	7,416	—	2,234	817	9,650	10,467	(3,739)	6,728	1984	1 - 40
Oaks, The	Jackson, TN	—	(1)	177	1,594	12	1,550	189	3,144	3,333	(1,683)	1,650	1978	1 - 40
Post House Jackson	Jackson, TN	5,095		443	5,078	—	3,290	443	8,368	8,811	(3,517)	5,294	1987	1 - 40
Post House North	Jackson, TN	3,375	(13)	381	4,299	(57)	1,940	324	6,239	6,563	(3,142)	3,421	1987	1 - 40
Bradford Chase	Jackson, TN	—	(1)	523	4,711	—	1,398	523	6,109	6,632	(3,067)	3,565	1987	1 - 40
Woods at Post House	Jackson, TN	4,801		240	6,839	—	1,715	240	8,554	8,794	(4,571)	4,223	1997	1 - 40
Cedar Mill	Memphis, TN	—	(1)	824	8,023	—	2,360	824	10,383	11,207	(2,348)	8,859	1973/86	1 - 40
Greenbrook	Memphis, TN	—	(4)	2,100	24,468	25	19,631	2,125	44,099	46,224	(23,130)	23,094	1974/78/83/86	1 - 40
Kirby Station	Memphis, TN	—	(1)	1,148	10,337	—	6,308	1,148	16,645	17,793	(6,686)	11,107	1978	1 - 40
Lincoln on the Green	Memphis, TN	—	(1)	1,498	20,483	—	10,863	1,498	31,346	32,844	(13,503)	19,341	1988/98	1 - 40
Park Estate	Memphis, TN	—	(4)	178	1,141	—	3,698	178	4,839	5,017	(3,080)	1,937	1974	1 - 40
Reserve at Dexter Lake	Memphis, TN	—	(5)	1,260	16,043	2,147	33,441	3,407	49,484	52,891	(11,618)	41,273	1999/01	1 - 40
Paddock Club Murfreesboro	Murfreesboro, TN	—	(1)	915	14,774	—	853	915	15,627	16,542	(4,389)	12,153	1999	1 - 40
Brentwood Downs	Nashville, TN	—	(1)	1,193	10,739	(2)	3,335	1,191	14,074	15,265	(6,647)	8,618	1986	1 - 40
Grand View Nashville	Nashville, TN	—	(1)	2,963	33,673	—	1,912	2,963	35,585	38,548	(8,555)	29,993	2001	1 - 40
Monthaven Park	Nashville, TN	—	(7)	2,736	29,556	—	2,193	2,736	31,749	34,485	(6,107)	28,378	1999/01	1 - 40
Park at Hermitage	Nashville, TN	6,645	(17)	1,524	14,800	—	4,534	1,524	19,334	20,858	(9,475)	11,383	1987	1 - 40
Northwood	Arlington, TX	—	(2)	886	8,278	—	650	886	8,928	9,814	(2,064)	7,750	1980	1 - 40
Balcones Woods	Austin, TX	—	(2)	1,598	14,398	—	7,898	1,598	22,296	23,894	(8,636)	15,258	1983	1 - 40
Grand Reserve at Sunset Valley	Austin, TX	—	(7)	3,150	11,868	—	1,174	3,150	13,042	16,192	(2,337)	13,855	1996	1 - 40

								Gross Amount
						Cost Capitalized		carried at						Life used
						subsequent to		December 31,						to compute
				Initial Cost		Acquisition		2008 (21)						depreciation
					Buildings		Buildings		Buildings					in latest
					and		and		and		Accumulated		Date of	income
Property	Location	Encumbrances		Land	Fixtures	Land	Fixtures	Land	Fixtures	Total	Depreciation	Net	Construction	statement (22)
Silverado	Austin, TX	—	(7)	2,900	24,810	—	523	2,900	25,333	28,233	(3,143)	25,090	2003	1 - 40
Stassney Woods	Austin, TX	4,050	(18)	1,621	7,501	—	4,091	1,621	11,592	13,213	(5,809)	7,404	1985	1 - 40
Travis Station	Austin, TX	3,585	(19)	2,282	6,169	(1)	3,634	2,281	9,803	12,084	(4,658)	7,426	1987	1 - 40
Woods, The	Austin, TX	—	(2)	1,405	13,083	—	1,865	1,405	14,948	16,353	(3,233)	13,120	1977	1 - 40
Celery Stalk	Dallas, TX	—	(6)	1,463	13,165	(1)	5,121	1,462	18,286	19,748	(9,654)	10,094	1978	1 - 40
Courtyards at Campbell	Dallas, TX	—	(2)	988	8,893	—	2,310	988	11,203	12,191	(4,244)	7,947	1986	1 - 40
Deer Run	Dallas, TX	—	(2)	1,252	11,271	—	2,911	1,252	14,182	15,434	(5,218)	10,216	1985	1 - 40
Grand Courtyard	Dallas, TX	—	(7)	2,730	23,219	—	800	2,730	24,019	26,749	(3,087)	23,662	2000	1 - 40
Lodge at Timberglen	Dallas, TX	—	(6)	825	7,422	(1)	3,926	824	11,348	12,172	(5,934)	6,238	1983	1 - 40
Watermark	Dallas, TX	—	(6)	960	14,839	—	385	960	15,224	16,184	(2,809)	13,375	2002	1 - 40
Legacy Pines	Houston, TX	—	(2)	2,157	19,491	(15)	1,845	2,142	21,336	23,478	(4,599)	18,879	1999	1 - 40
Reserve at Woodwind Lakes	Houston, TX	14,820		1,968	20,718	—	1,123	1,968	21,841	23,809	(2,469)	21,340	1999	1 - 40
Park Place (Houston)	Houston, TX	—		2,061	16,386	—	1,263	2,061	17,649	19,710	(1,453)	18,257	1996	1 - 40
Ranchstone	Houston, TX	—	(7)	1,480	15,352	—	968	1,480	16,320	17,800	(1,378)	16,422	1996	1 - 40
Cascade at Fall Creek	Humble, TX	—		3,230	20,308	—	84	3,230	20,392	23,622	(1,078)	22,544	2007	1 - 40
Chalet at Fall Creek	Humble, TX	—	(7)	2,755	20,820	—	209	2,755	21,029	23,784	(1,800)	21,984	2006	1 - 40
Westborough Crossing	Katy, TX	—	(6)	677	6,091	(1)	2,695	676	8,786	9,462	(4,455)	5,007	1984	1 - 40
Kenwood Club	Katy, TX	—	(2)	1,002	17,288	—	999	1,002	18,287	19,289	(5,359)	13,930	2000	1 - 40
Lane at Towne Crossing	Mesquite, TX	—	(2)	1,311	12,254	(8)	1,177	1,303	13,431	14,734	(3,054)	11,680	1983	1 - 40
Highwood	Plano, TX	—	(4)	864	7,783	—	2,562	864	10,345	11,209	(3,873)	7,336	1983	1 - 40
Los Rios Park	Plano, TX	—	(2)	3,273	29,483	—	1,369	3,273	30,852	34,125	(6,539)	27,586	2000	1 - 40
Boulder Ridge	Roanoke, TX	—	(2)	3,382	27,930	—	2,314	3,382	30,244	33,626	(4,638)	28,988	1999	1 - 40
Copper Ridge	Roanoke, TX	—		4,166	—	—	16,632	4,166	16,632	20,798	(79)	20,719	2008	1 - 40
Cypresswood Court	Spring, TX	—	(6)	577	5,190	(1)	2,098	576	7,288	7,864	(3,798)	4,066	1984	1 - 40
Villages at Kirkwood	Stafford, TX	—	(7)	1,918	16,358	—	959	1,918	17,317	19,235	(3,071)	16,164	1996	1 - 40
Green Tree Place	Woodlands, TX	—	(6)	539	4,850	—	1,893	539	6,743	7,282	(3,440)	3,842	1984	1 - 40
Township	Hampton, VA	10,800	(14)	1,509	8,189	—	6,690	1,509	14,879	16,388	(5,321)	11,067	1987	1 - 40
Total Properties				$234,839	$1,823,527	$5,587	$465,344	$240,426	$2,288,871	$2,529,297	$(694,054)	$1,835,243
Land Held for Future Developments	Various			$1,306	$—	$—	$—	$1,306	$—	$1,306	$—	$1,306	N/A	N/A
Commercial Properties	Various			—	2,769	—	12,612	—	15,381	15,381	(7,423)	7,958	Various	1 - 40
Total Other				$1,306	$2,769	$—	$12,612	$1,306	$15,381	$16,687	$(7,423)	$9,264
Total Real Estate Assets, net of Joint Ventures				$236,145	$1,826,296	$5,587	$477,956	$241,732	$2,304,252	$2,545,984	$(701,477)	$1,844,507
____________________

(1)	Encumbered by a $691.8 million FNMA facility, with $691.8 million available and $596.8 million outstanding with a variable interest rate of 2.85% on which there exists in combination with the FNMA facility mentioned in note (2) eighteen interest rate swap agreements totaling $640 million at an average rate of 5.37% at December 31, 2008.

(2)	Encumbered by a $243.2 million FNMA facility, with $243.2 million available and $198.6 million outstanding, $65 million with a fixed rate of 7.71% and $133.6 million of which had a variable interest rate of 3.60% on which there exists interest rate swaps as mentioned in note (1) at December 31, 2008.

(3)	Phase I of Paddock Park - Ocala is encumbered by $6.8 million in bonds on which there exists a $6.8 million interest rate cap of 6.00% which terminates on October 24, 2012.

(4)	Encumbered, along with one corporate property, by a term loan with a principal balance of $38.6 million at December 31, 2008, with a maturity of April 1, 2009 and an interest rate of 3.20% on which there is a $25 million interest rate swap agreement with a rate of 4.98%, maturing on March 1, 2009.

(5)	Encumbered by a credit line with AmSouth Bank, with an outstanding balance of $0.7 million at December 31, 2008.

(6)	Encumbered by a $100 million Freddie Mac facility, with $96.4 million available and an outstanding balance of $96.4 million and a variable interest rate of 1.50% on which there exists five interest rate swap agreements totaling $83 million at an average rate of 5.41% at December 31, 2008.

(7)	Encumbered by a $200 million Freddie Mac facility, with $179.5 million available and an outstanding balance of $179.5 million and a variable interest rate of 0.89% on which there exists eight interest rate swap agreements totaling $134 million at an average rate of 5.18% at December 31, 2008.

(8)	Encumbered by a mortgage securing a tax-exempt bond amortizing over 25 years with a principal balance of $11.6 million at December 31, 2008, and an average interest rate of 5.25%.

(9)	Encumbered by $8.4 million in bonds on which there exists a $8.4 million interest rate swap agreement fixed at 4.73% and maturing on September 15, 2010.

(10)	Encumbered by $7.0 million in bonds on which there exists a $7.0 million interest rate swap agreement fixed at 4.42% and maturing on October 15, 2012.

(11)	Encumbered by $5.9 million in bonds on which there exists a $5.9 million interest rate cap of 6.00% which terminates on October 31, 2012.

(12)	Encumbered by $7.7 million in bonds on which there exists a $7.7 million interest rate cap of 6.00% which terminates on October 31, 2012.

(13)	Encumbered by $3.4 million in bonds on which there exists a $3.4 million interest rate cap of 6.00% which terminates on October 31, 2012.

(14)	Encumbered by $10.8 million in bonds on which there exists a $10.8 million interest rate swap agreement fixed at 4.42% and maturing on October 15, 2012.

(15)	Encumbered by $3.5 million in bonds $0.5 million having a variable rate of 4.42% and $3.0 million with a variable rate of 1.785% on which there exists a $3.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(16)	Encumbered by $5.5 million in bonds $0.5 million having a variable rate of 4.42% and $5.0 million with a variable rate of 1.785% on which there exists a $5.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(17)	Encumbered by $6.6 million in bonds on which there exists a $6.6 million interest rate cap of 6.00% which terminates on November 15, 2011. Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 2.83% which there exists a $11.7 million and a $6.2 million interest rate cap of 6.00% and 6.50% respectively which terminates on March 1, 2009 and March 15, 2011 respectively.

(18)	Encumbered by $4.0 million in bonds on which there exists a $4.0 million interest rate cap of 6.00% which terminates on November 15, 2011. Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 2.83% which there exists a $11.7 million and a $6.2 million interest rate cap of 6.00% and 6.50% respectively which terminates on March 1, 2009 and March 15, 2011 respectively.

(19)	Encumbered by $3.6 million in bonds on which there exists a $3.6 million interest rate cap of 6.00% which terminates on November 15, 2011. Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 2.83% which there exists a $11.7 million and a $6.2 million interest rate cap of 6.00% and 6.50% respectively which terminates on March 1, 2009 and March 15, 2011 respectively.

(20)	Phase I of St. Augustine is encumbered by $13.2 million in bonds on which there exists a $13.2 million interest rate cap of 6.00% which terminates on March 15, 2011. Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 2.83% which there exists a $11.7 million and a $6.2 million interest rate cap of 6.00% and 6.50% respectively which terminates on March 1, 2009 and March 15, 2011 respectively.

(21)	The aggregate cost for Federal income tax purposes was approximately $2,448 million at December 31, 2008. The aggregate cost for book purposes exceeds the total gross amount of real estate assets for Federal income tax purposes, principally due to purchase accounting adjustments recorded under accounting principles generally accepted in the United States of America.

(22)	Depreciation is on a straight line basis over the estimated useful asset life which ranges from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures and equipment, and 1 year or less for fair market value of leases.

Mid-America Apartment Communities, Inc.
Schedule III
Real Estate Investments and Accumulated Depreciation

A summary of activity for real estate investments and accumulated depreciation is as follows:

	Year Ended December 31,
Dollars in thousands	2008	2007	2006
Real estate investments:
Balance at beginning of year	$2,342,962	$2,214,814	$1,983,671
Acquisitions	156,305	88,601	196,523
Improvement and development	84,550	61,004	51,807
Assets held for sale	(34,772)	—	(14,597)
Disposition of real estate assets (1)	(3,061)	(21,457)	(2,590)
Balance at end of year	$2,545,984	$2,342,962	$2,214,814

Accumulated depreciation:
Balance at beginning of year	$616,364	$543,802	$473,421
Depreciation	89,401	92,200	78,221
Assets held for sale	(10,768)	—	(7,180)
Disposition of real estate assets (1)	(943)	(19,638)	(660)
Balance at end of year	$694,054	$616,364	$543,802

The Company's consolidated balance sheet at December 31, 2008, 2007, and 2006 includes accumulated depreciation of $7,423, $6,213, and $5,191 respectively, in the caption "Commercial properties, net".
____________________

(1)	Includes assets sold, casualty losses, and removal of certain fully depreciated assets.

See accompanying reports of independent registered public accounting firms.